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The following is a copy of the transcript of remarks made during the annual Analyst Day jointly held by The Williams Companies, Inc. (“Williams”) and Williams Partners L.P. (“WPZ”) on May 17, 2018 and made available for replay starting May 18, 2018 that discusses, among other things, the proposed merger of WPZ and a wholly owned subsidiary of Williams. References to slides in the remarks relate to the presentation filed pursuant to Rule 14a-12 by WPZ on May 17, 2018, which is incorporated herein by reference in its entirety.

Transcript of Remarks from Analyst Day on May 17, 2018

<<John D. Porter, Vice President of Investor Relations >>

All right. As promised its 8:25, so I think we’ll go ahead and get started. Good morning and welcome to the 2018 Williams and Williams Partners Analyst Day. My name is John Porter and I lead Investor Relations for the Williams companies. It’s been a busy year. I think we had another year of very solid execution, strong execution against our business plan. We’ve added a lot of exciting new projects. And of course, this morning, we had a major announcement about a transaction involving WMB and WPZ.

So we’re very excited to be here to discuss all that with you guys and answer all of your questions. I do want to – before we get into that, I do want to introduce, they’re not right here, but I want to look for Paul Schroedter and Brett Krieg. I know you guys work with those folks often. Those are my two colleagues in IR, they’ve been picking up a lot of the IR load lately. And so if you have chance to stop by and say hi to them.

Just a couple of quick notes about our agenda for today. Those are forward-looking statements. You can take a look at those. We’re going to a panel of Q&A today, a little different than what we’ve done in the past. We’re going to have all the presenters back up here at the end of the day, but the table will just do a single panel Q&A. I guess the last thing I would tell you it looks like it’s a busy day in the market, so you probably appreciate this. We try to design this to be pretty fast pace this year. We’re going to try to get through the whole event in about four hours. We do have a lot of really good material here, so we’ll be moving pretty fast on that front. So really that’s what I had to say about the agenda.

And so with that, I’m going to go ahead and get it started by introducing our President and CEO, Alan Armstrong. Thanks for being here today.

<<Alan Armstrong, President and Chief Executive Officer>>

Thank you, John and good morning everyone. Thank you for making it through the drills to be here with us today. A lot of great things going on at the company and I can tell you I’m very excited to be here to talk to you about it today as well as being with such a great management team that we have that are doing such a great job of executing against our strategy.

So just a few headlines today that before I get into the prime presentation. First of all, on our project portfolio side, the demand for our services continues to grow pretty rapidly and a lot of expansion is going on. You’re going to hear more from Micheal today highlighting a few of those, two new projects in particular on our gas pipeline system. And so, I’m am really excited to talk about those today as well as a lot of new expansions going on in the Northeast and as well in Wyoming. And so you’ll hear about that today.

Also on the guidance side, we’re also going to be hitting the 2019 guidance, and so you’ll see our 2019 EBITDA up about 10%, up to $5 billion. And you also will see our 2018 CapEx is up about $400 million on the backs of three pretty significant expansion projects in both Wyoming and in the Northeast where we’ve been able to capture quite a bit new processing business up in the Northeast and so Micheal will talk about that as well today.

And then finally, on the transaction I would tell you I’m really excited to have that concluded. Great work with the conflicts committee of WPZ to get this done pretty quickly. John Chandler and Lane Wilson, John being our CFO and Lane being our General Counsel, a lot of great work on their part here over the last month or so, pulling that transaction together. And I would say the thing that I am most excited about in that transaction is the very high coverage level that we have at the WMB level, but it’s allowing us to continue to invest in a big way in a lot of these new projects that you’re going to hear about today.

And so, our portfolio of projects continues to expand and because now we have the combined entity that excess cash flow that we had held upstairs at WMB, we’re allowed to – we’re able now to invest that very directly in a lot of these great projects. And of course in addition to that a very sizable tax step up coming at the WMB level that pushes this out past 2024 to be a cash tax payer at WMB. So a lot of really great things coming out of that transaction and I think a fair transaction for the WPZ unitholders as well.

So with that I’m going to go ahead and get into the presentation today. You’re going to hear me hit a lot on our strategy, why we can remain so convicted to our strategy around connecting the very best supplies in the U.S., to the fastest growing markets in the U.S.; and then you’re going to hear Micheal talk about what’s going on, on the execution against the strategy; and then Chad Zamarin is going to speak about some of the more forward-looking projects that he and his team have been developing and then John Chandler will wrap that up with the picture on the financials; and then at the end of all that as John said, we’ll be taking questions.

So I’m going to get into it here. First of all, just thinking about back to 2017, we’ve continued to execute very well. In fact in 2017, we surpassed the midpoint on all of our guidance, on all of our items with the exception of CapEx which we under spend, so that’s a very positive thing. And on both DCF and coverage, we actually exceeded our original guidance, so continued great execution there.

On the capital investment front, you’re going to see a video here in just a moment about the big five projects. So those are the Transco projects. We added 25% in size to the Transco fully contracted capacity on the system, so the nation’s largest pipeline last year, we actually expanded by 25%. It takes a tremendous amount of effort across an organization to make those kinds of sizable expansions and you’re going to see a video that gives you a little better idea what it actually takes to get that kind of work done.

We’ve also been able to fund. We were able to fund our growth capital this last year and significantly deleverage, a lot of that was based on the transaction that we structured at the first of 2017 as well as very successful effort around our asset sales program last year. We’ve still got a few asset sales that we’re working, that are really – I would say not really driven from the financial side as much as they are just continually looking to improve the ROCE across our business. And if we have assets that we don’t think are great fit to our strategy or that we think we can add a lot of value to as an organization will be quick to trim those. And so, we have a few of those lingering on, not real sizable, but just continued example of the focus this team is going to have on a narrow strategy and improving our ROCE across the business.

And then finally, I would say the market fundamentals are coming on directly in line with our strategy. This continued confidence in low priced natural gas is just continuing to drive demand for our services on our systems, both on the gas-fired generation side as well as the LNG side. And even we have two projects now, you don’t hear much about them because the plants sit kind of right on top of our Transco system in St. James Parish, Louisiana. The two methanol plants that are now fully contracted on Transco that are almost $200 million a day of incremental methanol load. So we are continuing to see a big industrial demand, power generation demand and LNG demand coming on our system.

So we’ve accomplished a lot this last year. So let me roll to video here of the big five projects.

[Video Presentation]

Great, thanks. So you can kind of get a size, kind of an idea for the scale of the work that’s been going on there and again really proud of the execution of the team and we’re seeing that same execution fall over into Atlantic Sunrise project as well as a lot of expansions up in the Northeast as well. As we move over to – and just to put that numbers pretty easy to talk about 25% improvement, it’s in total about 3.25 Bcf a day of new design capacity we put online last year. You think about that put that in context Northwest pipeline, which is also one of the nation’s larger pipelines, is about a 3.8 Bcf a day pipeline. So really to kind of put that in perspective the kind of effort that went on last year to bring on that kind of capacity.

So you’re going to see this diagram today a little bit and what this lays out really is how we think about managing our business and you’re going to see the various measures that we use along those pillars. So first of all, the consistent strategy and you’re going to hear me talk about our strategy this morning; and then the leadership and development team that really drives how we execute against that strategy; and you’ll see in each of these pillars, then the measures that we use internally to measure our progress against this strategy; and we think that all will continue to drive increased shareholder value. So that this is just a picture that I think will help keep your line as we talk about the various elements how we manage our business today.

So I’m going to hit the strategy piece here. And just to remind you there our strategy is connecting the very best supplies to the very best markets and through very large scale infrastructure. And so, I would just say really here the – on the gathering side there, looks like a Petri dish over there on the left that is a picture of our gathering systems, which are very today fairly well automated. We’ve invested a lot of technology in the way we collect data, provide that data to our producer customers. And so, we’ve really made some big advancements there about the way we’ve continued to lower unit cost on the gathering and it’s one of those measures that we look at.

You also see there that our processing business in between there obviously a big part of our business, most of that business today is fee-based, but we do still have some degree of gas liquids spread within the processing business, and then really thinking about the elements that are driving growth along our transmission system as you can see there. And just to kind of give you an idea of the scale of our business today, we gather about 15% of the nation’s gas today is gathered by us and about 30% of the nation’s transport capacity, so if you look at our capacity and compare it to daily average about 30%.

And so overall though we touch uniquely touch about 30% of the nation’s gas that actually moves on a daily basis. So we remain very focused on our scale in that space. And certainly the demand that we’re seeing along the transmission system is the key driver for our business, because whatever that demand side is going to get pulled through these gathering systems and that’s where we’re volumetrically exposed there is on the gathering systems.

So let me hit now why we continue to be so focused on natural gas. We think it is so much of a cheaper source and you’ll see this number a few times today, but Henry Hub gas being four times cheaper than Brent crude and I tell you we can hardly keep up with this number as crude continues to inch up here over the last couple weeks, but gas continues to remain at a fairly low price despite the move in crude oil and it’s not only is it low cost, it’s the volatility of natural gas is very low.

And you are finally – we are finally seeing the impacts of this as all this major capital that’s been going into place to take advantage of low cost U.S. natural gas, whether it’s power generation, whether it’s LNG or industrial loads are really starting to show up. And if you noticed here in the first four months of this year, it’s an impressive number. Our load here in the U.S. just in the lower-48, Canada was up as well, but just in the lower-48, the demand was up 10.8 Bcf a day over 2017 load, now a lot of that, about half of that, is off of weather, but that’s the first normal weather we’ve had in a long time. We are really starting to see it pull through. If you look at the industrial demand load in Canada, it almost had doubled from the 2017 load. So people are really starting to take advantage of low priced natural gas and we’re finally seeing all that capital has gone into that having impact.

On the clean side, we’re off about 14%, the U.S. power sectors about 14% lower carbon emissions really almost all on the backs through 2016 that was all on the backs of natural gas to coal conversion. Moving in from 2016 to 2017, we saw that dropped another percent. And so if you go out and read the experts that actually study this, they’ll tell you that almost all of that today has been directly on the backs of coal-fired to natural gas-fired conversions and we’re really starting to see people understand the positive impact that that has.

Even – and so certainly in renewables and you’ll see in these forecast today and the plans that are out here, very little incremental actual gas consumption expected from here forward through 2022 on gas-fired generation as all the new gas-fired generation comes on and partially offset by renewables. But I would tell you when you think about what we do for a living, which is we sell that capacity to those power generators, they can’t sell, they can’t buy just the capacity that they need for on an average load, they have to build or buy the full demand load on our system. And so that’s what we sell and that’s why we’re able – as a pipeline company, we’re selling capacity not volume on that into the system. So all of this transition from renewables with gas-fired back generation is a very positive thing for the pipeline side of our business.

You think about what’s going on the renewables front and there’s a lot boy – and if anywhere in the country knows, it’s here in New York and in just to the north of here in Boston, but if you really continue to look at the impact that the keep it in the ground movement is happening – is having, it really is going to have its limits. There is a couple of articles. I think that we’ve got laid out here one from The Boston Globe and one from an SNL report that really analyzes what it is meaning if we start to constrict our ability to consume natural gas into these areas. You’re going to hear project – the NESE project, you’re going to hear Mike will talk about that here later today.

Absolutely critical, if we want to continue to lower emissions, we have got to continue to build gas capacity into these areas. I think it was interesting to see Terry McAuliffe, who’s the Democratic Virginia Governor said, you’re reducing carbon emissions by using natural gas, that’s a move in the right direction. We cannot go 100% renewables in Virginia. It’s laughable to even discuss it. And so while you hear, some of the folks that are actresses running for governor that would think that we could actually move to that, it is not practical. It is – and the thought that people continue to make those cases without any science to back it up, I think will come falling down upon itself.

So I would tell you from Williams standpoint, we think renewables are a fantastic thing. We think it’s great that low cost natural gas has allowed this country to invest in renewables, because it’s kept our power bills low even with that big capital investment it’s kept the power bills down. So we think it’s a great thing to be able to invest in that technology as the U.S., but gas is going to be playing a key role as we lean harder and harder on renewables.

Moving now just again to this ratio, this 4:1 ratio, this is – it’s impossible to get away from the capital and the economics behind fuel that’s this much cheaper than oil. And this is why you’re going to continue to see more and more demand around the globe, come off of natural gas. This is one of those things that people will look back five years from now on the go, what we’re thinking if gas was that much cheaper, why did we not think that it would outstrip another more heavier carbon fuel source. And so, I would just tell you the more confidence that we have in low priced natural gas here in the U.S., the more – there is going to be capital investment put in around the world to take advantage of this low price it’s just simple economics. And this is about as fundamental driver as you will ever see in terms of picking a fuel source.

If you look at what that means kind of on the forward curve here, you can see the volatility that we’ve had in crude oil and this is just looking at the forward market. And as we know as we’re sitting here today, I don’t have to talk about the volatility in crude oil, just given what we’ve seen here in the last month and a half on the crude oil side, but gas has just remained extremely steady on this front, tremendous confidence if you look at this forward curve, tremendous confidence despite the demand that’s coming on. And the fact that we’re sitting, it’s very low inventory levels the forward curve and the current prices on natural gas remained low. Why is that, it’s because there is so much confidence in being able to get gas out of the ground cheap here. That is going to continue to spur the demand side of the business.

The other thing that you see on this slide is the rate of growth for natural gas there and that’s a cumulative global demand for natural gas and you can see how much it outstrips crude oil on the demand side. And again I would tell you I think that given where oil prices are headed now and the geopolitical risk around crude, you may actually see this even spread out further in terms of that demand growth for natural gas.

So what you’re looking like here in North America and this is a really interesting chart. What’s really interesting about it is that 2017 to 2018 growth, that 11% growth right there in the middle. And if you really study this closely what you’ll find is, it’s not so much that the growth has been all here in 2017 and 2018, what it really represents is a normal winter finally. And so you had very low growth. You can see how flat the growth was 2016 to 2017 there, and so a lot of the growth that we’re seeing this year is a combination of LNG, power gen load that’s been very big here in the first part of this year. Industrial load has picked up very significantly, but that 10.8 Bcf a day growth here just in the first four months of this year is really what’s driving a lot of that growth.

If you normalize for weather and then for incremental LNG load, you see that 2.8% CAGR, but really that’s not all that large considering how low price gas is right now. I would tell you I think that we may actually see under normal weather conditions through that period. I think we may actually see that get exceeded given what’s going on on the LNG front. So if you look at kind of narrowing in on the big three drivers for growth there, certainly LNG exports are the big story here in the U.S. This is really hard – I mean, sorry, this is really easy to predict at this point, because the capital is going in place. Remember back when we first started seeing the LNG forecast, we would see these utilization rates that would look like we were going to be seasonally loaded at these LNG facilities.

So the only time we would be exporting would be in the summer months. And that in the winter months, when we expect the gas rises to be high enough here, they would only be seasonal exports. What we’ve seen with Sabine Pass up and running is almost other than operational issues almost a full demand pull through the capacity there on a regular basis. And so you’re starting to see the forecasters now pick up the utilization rates at these LNG facilities and same facilities they’ve been predicting, but you’re starting to see it pick up because their utilization rates have picked up about 12% from what they had earlier and that’s even including expectations for slower ramp up as we’ve seen at places like Cove Point where it’s taken some time to get those up and running.

On the power gen load, I think this picture when you think about the demand that’s embedded in this Woodmac forecast, this might surprise people that we’re basically sitting flat from 2018 through 2022 on power gen load in this. And as I mentioned earlier that’s really on the backs of renewables taking some of that actual power gen load, but as well an expected strong 2018, which we’ve already seen here in the first part of the year. We’ve already seen a very big pull coming from the power gen load up about 1.2 Bcf a day off of power gen load here during just in the winter of this year.

So again I think this is going to be somewhat price sensitive, but I think the lower the price is, the bigger that number is going to be. On the industrial side, I would tell you, I’m fairly certain this number is understated. And here is why about that’s a 3.7, that’s a dry Bcf gas number. And if you get in and understand what really drove this forecast, it is just things like methanol plants, petchem plants on the gas burn side. It doesn’t include about 3 Bcf a day that if you think about how we’ve calculated, how the industry calculate these numbers, this is all dry Bcf. They call residue gas when it comes out of the back of the processing plant, they counted all the same. So whether it has ethane in it or it doesn’t have ethane in it, they counted as a Bcf. If you pull the ethane out of the stream, which we’re going to have to start doing to be able to meet all this new petchem demand that’s about 2.8 Bcf a day of incremental of already under construction petchem plants here in the U.S.

So I would tell you that this number is probably shy by about that number in terms of actual demand because once you pull that ethane out of the gas stream, it has to be replaced with gas BTUs, but the way the forecasters do drive Bcf out that doesn’t come out. So a lot of incremental growth coming into the space and we are finally seeing it show up as I mentioned here in the first quarter. Looking at the LNG load, I will just remind you that we’re contracted for four of these six LNG facilities. You saw the Sabine Pass plant up there. We also are under construction for Gulf Connector, which is about 475 million a day to go to Corpus and Freeport. And then Cove Point, we have 350 a day of load off the Transco system and Atlantic Sunrise will be picking up 350 and fully contracted load into Cove Point as well. We’re accommodating some of that load already today even before Atlantic Sunrise comes up.

So I would tell you we’re not the only ones that are thinking LNG is going to continue to pull through. You can see all the folks that have a lot of options and study this stuff endlessly, also are very bullish on LNG, a lot for the same reasons, same factors that we’ve talked about. I think what’s probably maybe distinct in people’s mind is where the LNG supply is going to come from. Very little doubt about what the total demand is going to look like, but a lot of argument about whether or not LNG, where it’s going to be supplied from and I would tell you the things like the Permian coming on and associated gas coming on with $80 oil here in the U.S. is going to drive a lot of gas supplies here in the U.S., but it’s also going to continue to put a lot of confidence in low priced natural gas, which will continue to have this is a hard place to bet against in terms of moving LNG to our coast and that’s of course the business we’re in.

So an interesting picture on the inventory and I’m sure a lot of you all study this, but this is pretty interesting. If you look the last time we even got close to under a TCF of storage, we were gas prices of almost $6 back there in 2014. Now, we’ve seen very, very low inventories as we sit here, and not really a good answer for how we’re going to make up right now. So I would say pretty bullish fundamentals right now on the inventory given the pull that we’re seeing. And yeah, gas prices remain very low. Again, you have to account this the fact that the market has great confidence in our ability to produce low cost natural – continue to produce low cost natural gas and that it doesn’t need a price signal to the upside.

I think a lot of people when they think about Williams, they think gas prices – low gas prices are bad for us, couldn’t be further from the truth whatever the demand is will pull through our systems. People are not shutting in production, somehow, some way the gas will get pulled through our U.S. production here. That’s where we get paid for is on volume. And so as long as that demand is there, the volume is going to move through our systems. The price is just a reflection of what it’s taken to get that gas to move, but the gas will move because it does have to fill the inventory. And so, this is a growth in gas market that is really on the backs of very abundant supplies, not a weakness in demand.

If you look about where that gas is going to come from and a lot of debate obviously on this topic about where the gas is going to come from, huge variance going on, on some – on a few people, but if you look at the four primary forecasters, so you look at the Woodmacs, IHS, all the folks that are kind of the big forecast, professional forecasters for this business. This is the Woodmac forecast, but I’m going to show you the range of the big forecasters here in a minute. And you can see here that and these are ordered from the left to the right in terms of both percentage growth as well as just coincidentally the absolute growth in natural gas volumes. And the Northeast is going to have to make the demand story that we showed – talked about earlier at 2.8% CAGR. This is the kind of growth we’re going to have to have on the supply side to meet that.

And if you look now at just zeroing in on the Permian versus the Northeast, you can see the range of forecasts here from the highest forecasters to the lowest forecasters. You can see the demand picture up there fairly narrow. In terms of what that demand side looks like and then you can see the very, very tight range around the Permian and the spread that you start to see in 2022, very little argument though if you look into 2020, very little argument about that nearly 10 Bcf a day of growth between 2017 and 2020 on the Marcellus side there. So again I think people see a very transparent future here for the next few years on the Northeast versus the Permian.

And so – one of the drivers for that obviously is the amount of new pipeline capacity that’s going into place. And so much – that’s fully contracted capacity for the most part, there are some of those I think that are not fully contracted, but majority of these are contracted projects. And so, you would expect there to be very strong economics and perhaps very low basis differential in the gas stream. In fact if you look today, I don’t know how closely you’ll follow this, but if you look today what’s going on in the Northeast bases, the Dominion South and Tetco M2, so that’s basically the part of the that serves Southeast Ohio, West Virginia and Southwestern Pennsylvania, those bases differentials have nearly collapsed now because of all the excess capacity on Rover.

If you look to the Northeast PAA area, where you’ve got Tennessee Zone 4 Leg 300, and lightly that spread now is really blown out, because tremendous amount of gas up there, but everybody is piling up starting to wait for Atlantic sunrise. But I think it shows kind of the future we have ahead of us as this excess capacity starts to lead to much better pricing in the Northeast as the capacity starts to exceed the actual production growth coming out of the Northeast. So I would just tell you, I think we see a pretty clear picture here about demand and the supplies coming from the Northeast to fill that. So if you think about the way Williams is positioned up against this picture, you can see the 17.3 growth, but that same demand picture that we started off with on that 2.8% CAGR in growth. You can see what it takes here to fill that in over time and the two key supply areas to do that obviously are the Permian and the Northeast.

As you can see on this slide, Williams is extremely well positioned to serve a lot of this and if you think about the fact that we grew our market not our supply side, but our market demand deliveries last year, we grew by 3.25 bcf a day. It says that we’re capturing a lot of this load already and here is the reason. If you look into the Southeast, you look at fuel oil conversion, you look at power generation conversion or you look at LNG, any of those, we are extremely well positioned to serve. We certainly are well positioned to serve it with supplies from the Northeast and as you’re going to hear from Chad Zamarin today, we have an exciting project to take advantage of Transco’s location and its ability to get the gas to these markets via a new project coming out of the Permian.

And so, we’ve had great reception with that project, because people are really – they don’t hear from very many people that say that their supply short on their pipelines, most people’s pipelines are very long supplies and wherever they go they just to tend to crater the basis where they build to the next spot, we are actually short – sorry, supplies into our market. So if you think about these numbers, last year we added 3.25 bcf a day of market on the pipeline, the Atlantic Sunrise project adds 1.7 bcf a day of supply, but 3.50 of that is dedicated to Cove Point.

So you take 1.35 bcf a day of new supplies up against 3.25 of new markets and that doesn’t include the 4.75 that we’re obligated to provide into Corpus Christi and Freeport, it doesn’t includes the two methanol projects that we’re contracted for. So our markets are growing faster than our supply connections are and we are well positioned to make investments to help meet that on the system.

And again, I think we’re really excited to see where we’re positioned. You’re going to hear some from projects from Micheal Dunn today about some of the projects from the Northeast that will help to offset some of that imbalance of market versus supply coming from the Northeast, but again you’ll also hear from Chad about our ability to help supplement that from the Permian as well. If you look at again back to this diagram on how we think about the business and the various elements that we build out on meeting these needs.

I want to quickly turn now to the next slide that this shows the various measures that we actually use now within these pillars of growth. So you can see there on the growth side, we measure EBITDA growth, we measure distributable cash flow per share and we may – and this is a just for those – at the SEC, this is purely a management metric. We are not trying to communicate to you anything around liquidity here. We are simply telling you internally this is what we – how we measure as we measure DCF per share growth.

And then the project development scorecard is something that all of us keep a close eye on, because we use sales force internally and we actually measure our projects as they’re coming through the development phases and we see how well we’re progressing various projects through the development phase. We have a very long list of projects that we’re constantly moving along, but that’s another one of the measures that the management team looks at regularly internally.

On the financial discipline side, the ROCE improvement and now our long-term incentive plan on the performance shares for the management team is measured by both ROCE improvement over a three year period, as well as total shareholder return. And so very close, I would tell you every time we present a project today and bring it up through the management ranks. We look to see what it’s doing for the ROCE improvement that project is going to improve ROCE and as one of the key measures we think about when we think about what we’re going to invest our capital in, we also on the debt-to-EBITDA ratio, I can tell you Mr. Chandler is a real stickler on this and keeps this number right in front of our nose every day and another one of the things that we look at closely as a team.

And then the dividend coverage ratio is something that we want to make sure that really there’s two elements to that dividend coverage ratio, one of those of course is the amount of excess cash flow that we can invest back into these great projects. And so that’s important to us, but as well we want to be seen as a very financially secure company with plenty of financial flexibility. And so, those are important metrics for us as well.

You’re going to hear Micheal talk quite a bit about these other measures on the operational execution and efficiency, and a lot of focus that he has brought I can tell you to these measures and in particular, the operating margin percentage, so how much of these new projects that we bring on, how do we keep our costs flat to only going up for the direct costs associated with the operations and getting more and more of that revenue to the bottom line. So that’s one of the measures that we constantly push ourselves on and then as well on the on time and on budget project execution. I can tell you there’s not a person in the company that doesn’t know how important that measure is and that’s certainly kept in front of everybody.

On the safety side, we’ve made great progress on the safety culture around the company and we’ve done it by putting not just lagging measures out in front like the first two are there, but as well how well we’re doing at identifying hazards around our systems and making sure when we do identify hazard that we clean it up very quickly.

On the leadership team and I got to tell you, this picture brings a bit of a smile to me, because this is such a fun team to work with. Terrific group, very and I can tell you this is – Micheal was here with us last year, Lane was here – Lane Wilson was here, who’s our General Counsel, last year Chad and John have both joined us over the last interim. This is a – and I can tell you one of my primary goals in hiring this team was finding people that like to work as a team and really like to support each other in their successes and that’s exactly what this team does. They are a lot of fun to work with and they are also extremely talented. And they are bringing a tremendous amount of energy and discipline at the same time to the organization and I couldn’t be prouder to get to work with such a great team.

I’ll tell you Micheal really has – there is no detail that escapes him in terms of how he holds his teams accountable and he provides very strong leadership to the entire organization on the E&C and the operations side. Chad Zamarin came to us from Cheniere and with that several pipeline corporations before that, great energy and just a tremendous amount of drive and you’ll see that, I think today in the projects he presents. And then of course, a lot of you all know John Chandler, who was with Williams previously before we spun out what is today Magellan, who was the CFO there and very excited to have John back. He’s done a terrific job in navigating with the conflicts committee on the roll up transaction.

And then of course, Lane Wilson, I can tell you, these last couple years, we’ve had a lot of these big projects that have wound up in federal courts and federal bills courts. And Lane came from the federal courts, was a magistrate judge and he understands exactly how these courts operate and he’s been extremely helpful, when we’ve gotten things held up or almost got work stoppage, he’s done an incredible job of navigating through that, because he knows how those courts works, so tremendous help that he’s been to the organization as well.

And I’m going to speak real quickly now to the roll-up transaction and I’ve mentioned it earlier, but I think first of all accretive to our distributable cash flow on both sides line industry leading coverage. So at 1.7 level, we really like where we sit there from a coverage level. And I wouldn’t get all that excited about having a super high coverage there, except that I know the kind of great projects that we’ve got to invest that excess cash flow previously a lot of that coverage was trapped up at Williams and now we’ve got a place to very efficiently invest that.

The simplified organizational structure I can tell you, this will put time back on a lot of our calendars, because managing two public companies does have its load and it’s certainly and probably most importantly, I think if you think about the investor base that we can attract now. Previously WMB was not investment grade and it had an MLP associated with it. And when you went out to the big broad, long only funds, in fact Christine was with the team last year in Europe and we heard it over and over and over which was, wow we really like the strategy of this company, really like what you’re doing, but you got an MLP and you’re not an investment grade at C-Corp level.

And so, I would tell you, I think that was pretty compelling to me to hear that from big, big long-only investment houses that those are two barriers to investing in our company and this gets us right past that and I think exposes us to a broader set of investors across this base.

The credit profile preservation is strong. It’s going to keep getting stronger as well as we invest that excess cash flow, equity in these projects and as well the tax basis step up that I talked about earlier. John will talk a little more about that, but really impressive and of course I would suggest a catalyst that came along for this transaction was the FERC rolling on the MLPs and very significant improvement from what would have been for Transco, Northwest Pipeline, really takes that issue off the table for us. So, overall, I think it’s a very fair transaction and one that’s a tremendous amount of value for the Williams shareholders.

So as we look about – thinking about broadly about this investment, it is a may – if you look how predictable our cash flows have been from our ongoing business, so you strip out, for instance guys who are in the volatility and guys who are – and you just look to our ongoing business both the predictability and the growth of our cash flows has been right in line with our expectations, in which continued to be highly predictable. We’ve met or exceeded the Street consensus for the last nine consecutive quarters and it’s really been a very, very narrow band which tells you that the beta on our cash flows has gotten very narrow, because 96% of our business is coming from fee base and it’s highly predictable.

I really like how we’re positioned in terms of driving shareholder returns here, with a 10% to 15% dividend growth through 2019 and the ROCE improvement that we’ve got in all of the big projects that you’re going to hear some about today are going to continue to drive this growth for many, many years to come.

So with that, I thank you for your attention today. I’m going to turn it over to Micheal Dunn and then we’re going to take a break and then will again take questions at the very end. Thank you all again for being here today.

<<Micheal G. Dunn, Executive Vice President and Chief Operating Officer>>

Good morning. I want to extend my welcome to our 2018 Analyst Day. It’s great to be here again. This is my second Analyst Day with Williams, and I’ve got a lot of great information to pass on to you today and some really exciting opportunities that we’re undertaking.

You’ll hear a lot of references back to the four pillars that Alan talked about in his opening discussion about some of the things that we’re doing to drive shareholder value and improve that in everything that we do and really excited to talk about some of these great opportunities we have in front of us.

Just as a reminder here this is how we are our associated – our operating areas across the business. If you recall, we have three operational areas geographically situated our Northeast gathering and processing business based in Pittsburgh, our Atlantic Gulf team manages those assets out of our Houston office and then West which was combined with our central organization a couple years ago managed out of our Salt Lake City office in Utah.

So really first and foremost, one of the things that we focus on as a business is improving our safety, you saw that as one of our – it’s really a foundational pillar within the organization and our teams have done a great job to improve, not only our employee safety but our process safety and if you recall my discussion from last year when I talked about process safety what this means is really the safety of our assets, the integrity of our processing and our compression assets.

The integrity of those, you really don’t have a lot of problems there, but when you do they’re very catastrophic and they can be very impactful upon your employees, your business interruption as well as the public. And so our team has done a tremendous job improving the integrity of our assets through our process safety programs, it’s incredibly important to protect the safety of our employees, and for the reliability benefit that contributes to our customers

Our teams have done also a great job improving their employee safety, the metrics that we’re tracking today you heard Alan talk about that, we use leading and lagging indicators. Both of those are important to look back at how you’ve done, but also predict how you will do in the future with your leading indicators. And that we are incredibly focused on that, our teams are really performing at an industry leading level in regard to safety.

One of these – those other pillars you heard Alan talk about was efficiency. We are very focused on improving the efficiency of our business. This is something we are observing not only in our operations, but in our future projects in making sure that we’re designing and operating those new facilities in the most efficient manner, to benefit not only our shareholders but our customers.

Our organization is incredibly aligned, I think it’s been very helpful to add the COO role in the organization, to really have a center led organization, where we can collaborate in and align across all three of our operational areas. Our teams work really well together. We collaborate on operational issues. We’re able to talk about those things and really have a lot of common knowledge that’s been transferred across the entire organization on all aspects of our business. So really aligned around our natural gas focused strategy and all the activities that we undertake to improve the business.

The operating margin percentage is something that we use to evaluate the efficiency improvements within our business. We use this to compare ourselves against our previous quarters’ and years’ performance, you can see on the chart there very significant improvement over the last several years and we fully expect this to continue in the ensuing years, just because of the volume of projects that we’re bringing on and our team’s ability to go in and evaluate the business and take cost out of the business, where it makes sense and where it’s necessary.

We also compare our sales against our peers with the publicly available information that we can glean from their documentation out there. And make sure that we’re not only keeping up and improving against ourselves, but against our peers in our space. I will also point out, we had $3.3 billion in asset sales since the end of 2016 and we were still able to improve these ratios within the business.

So obviously a measure we continue to watch and we’ll continue to report this to you as we come back year-over-year, but great job by our teams continuing to improve this metric. This slide is a depiction of one of the construction spreads on our Atlantic Sunrise project, you can see this is the main line welding crews going up that slope there. And probably one of the better weather days that we had out there, I’ll talk more about the update for Atlantic Sunrise, but very pleased overall with the performance of the teams out there this year.

One of the things that we pride ourselves very much on is doing things the right way when it comes to project execution, obviously with the $2.5 billion to $3 billion of growth capital, that we’re deploying each and every year. It’s incredibly important for our teams to execute upon that well. That’s not only means getting our projects done on time under budget, but also making sure we meet our commitments to our regulators and the entities that are providing our permits, our land owners that we have partnerships with out there.

We know we’re going to be there a long, long time with those landowners along our right away we want to be good partners with our landowners and all the regulators that we deal with. Just on the Atlantic Sunrise project alone, just to give you an example of some of the things that we’ve done there. We’ve spent $2.5 million with The Conservation Fund to go out and do environmentally enhancing projects along the pipeline corridor. And these are not on the right of way, but they’re off right of way projects that we partnered with The Conservation Fund to go out and improve environmental issues that are occurring, whether it be stream water quality issues and things of that nature, where we are able to benefit the impacts of our construction and go above and beyond, what possibly our temporary construction impacts are.

One of the other things that we’ve done, we spent about $2.4 million partnering with local entities along the communities, where we’re building this project as well, whether it be first responders, schools, parks senior citizen centers, where we’re investing our money with them to enhance their facilities as well. So we really pride ourselves in doing things the right way for being commended just recently the governor of Pennsylvania talked about Williams specifically in a public meeting about how we are doing things right, the right way out there in building our project in the Commonwealth of Pennsylvania. So really great to see those accolades from the political leaders as well.

One of the other things that we do along the pipeline system and I’ll give you a little bit of a briefing of what I’m going to show you here we’ve got a video that was prepared and I won’t steal too much of the thunder from the video, but this is one of the areas, where we do things the right way. Horizontal directional drilling is a technique that you really need to understand what you’re doing out there from a studying the geology you can’t just assume that every one of these river crossings or long road crossings can utilize this technology. You have to understand what are the best places to deploy this. Our teams have done a tremendous job on the Atlantic Sunrise project deploying these capabilities. So we’ll run this video here and I’ll follow-up at the end and tell you a little bit more about that.

[Video Presentation]

I’ll tell you that guy knows what he’s talking about. Webb Winston is one of our great engineers that works for our company and there were some other projects that have been underway this year. And some pretty newsworthy events that occurred out there on the right away. And within a few hours he’d gone and looked at publicly available information that have been submitted to FERC on those projects, came back with about a dozen reasons why that specific horizontal directional drills should not have been even attempted.

And pretty interesting that he was able to glean that information, from publicly available information that was submitted to FERC, but you can’t deploy this technique just anywhere you really have to understand the geology and know what’s underground there.

Just to put that in perspective, we’re building up 30 inch and 42 inch pipe along the Atlantic Sunrise project, if you think about that hole that is drilled these were between 2,000 and 4,000 feet long between our six HDDs that we had out there. On the 42 inch crossings you ultimately making a 56 inch tunnel for that pipe to go through and then it’s ultimately pulled through on those crossings. I’m pleased to say we just finished over the weekend all of HDDs are now complete, which when I talk about the ASR project later I’ll give you more information on that, but really a great technique to use there, when it’s used properly in the right location.

Really have a lot of exciting project to talk to you about today, we’ve got some new ones that we’ll introduce to you our execution phase in the upper left that are in our regulated pipeline projects. We’re underway on about $5 billion of projects under execution, ASR obviously being the largest of those, that will come online later this year. But really pleased with how we’re performing there on our project execution on the regulated side. I’ll tell you on the unregulated side in the upper right there, this is where we’ve got some late breaking news on a number of new projects, we’re actually increasing our guidance on our 2018 growth capital by $400 million in 2018 to accomplish these projects.

So I’ll go into more detail on those later in my slide deck, really has some great opportunities that we’ve finally got across the finish line from a contract execution standpoint with our customers there and really excited to get those things off the ground and start moving some volumes, additional volumes, through our gathering and processing systems.

We also have about $20 billion of projects that we’re evaluating today. And you’ve heard us talk about the number of projects in the past so a little bit more detail about that. But we have a wealth of opportunities out there, but we are incredibly disciplined when it comes to the prioritization of those projects and making sure that we’re properly allocating the capital between $2.5 billion to $3 billion per year is what we’re anticipating on our growth capital. And looking for those high return projects and really culling out the ones that don’t meet the muster there, in regard to where we think the returns need to be.

We have a lot of opportunities there and we do have the luxury of calling out some of the projects that are really don’t meet our hurdle rates. And so a great opportunity is in front of us and it’s really driven by low cost supplies of natural gas. You heard Alan talk about that a lot. Demand growth in this country and in the world is increasing fairly dramatically in regard to natural gas and our assets are very well situated to take advantage of that.

Diving a little deeper into the Northeast gathering and processing business, I think you’re fairly familiar with our asset base there, but I’ll gave you just a little bit of background. The Northeast Pennsylvania area you see in the upper right part of the map there, that’s primarily our dry Marcellus production areas.

So really just a gathering system up there no processing and then you move over to the lower left the Ohio, panhandle ofWest Virginia and Southwest Pennsylvania area. This is more of the rich Marcellus, rich Utica areas. Our Bradford and Susquehanna Supply Hubs, last year at this time 5.7 bcf of capacity there, today we’re at 6.8 bcf of capacity, 1.1 billion cubic feet of increase since last year, fairly evenly divided between the two supply hubs there in Northeast Pennsylvania.

The Ohio River supply hub is where we have some really exciting projects underway that I’ll talk about more that we just recently sanctioned, seeing a lot of activity there in the Marcellus South producing areas, where we have a lot of the rich gas coming into our processing capabilities there. And then our Utica supply hub, that’s where we have our joint venture in the Utica East Ohio are non-operated joint venture there, as well as our Blue Racer midstream entity that we’re a partner in.

This is a graphic that shows our capacity on our Northeast gathering system since 2012, 57% compound annual growth rate since the first quarter of 2012 here. Obviously a very tremendous increase early on and bit of a flattening out there, you see in 2015 and 2016 and that was really the consequence of not having take away capacity build out of the Northeast gathering areas. That’s about to be unlocked and you heard Alan talk about the flattening of the basis in the

Southwestern part of the Northeast play. That’s going to occur in the Northeast portions as well when Atlantic Sunrise comes online. You’ve already seen an uptick first quarter of 2018 were at an all time high there and these numbers will just continue to increase as that takeaway capacity is unlocked out of the region.

This is a depiction of Wood Mackenzie’s prediction of Northeast production growth between now and 2022. Very significant production increases and, like I said, driven by the capability to take that gas away out of the Northeast. But also tell you there’s a lot of in base and utilization of natural gas, that’s going to occur as well. There’s a lot of gas fired generation that’s being built in the Northeast Pennsylvania areas. We’re actually moving that gas on our gathering systems and it’s going directly into those gas fired power plants.

So it really doesn’t have to have any takeaway capacity to utilize that, but we get the benefit on our gathering systems to move that gas on behalf of our producer customers. So a lot of production is going to be unlocked in the Northeast, very low cost supplies you can see the number of projects on there that are listed to pull that capacity away. 73% of this capacity is either under construction or ready for construction today, some of those are still remaining in the permitting process, but the bulk of the capacity is there and ready to come online and move this gas out of the Northeast.

With the oncoming natural gas production in the rich Marcellus area, you might ask is there an NGL takeaway problem and we believe no. There are a lot of opportunities coming to move the NGLs to their markets, there is unlike natural gas you can put NGLs on rail, you can put them on trucks, you put them on barges, there’s a lot of opportunity to do that in addition to the pipeline capacity. That is already there or proposed out of the Northeast area. So we really do not think NGL take away will be an issue like it was on the residue gas take away that was restricting the production from the Northeast.

This is a further breakdown of Wood Mackenzie’s predictions for production growth in the Northeast and you can really see how it overlays with our franchises in the Northeast gathering and processing business. A lot of growth in the rich as well as dry Marcellus, we’re well positioned to take advantage of all of that as well as in the Utica.

We have about one-third market share today for capturing the growth that we’re seeing here and we expect that market share to either stay and I would actually predict that we’re going to capture our fair share of growth here above and beyond, one-third of market share with where we’re positioned in the Northeast. So great opportunities across all of our franchises there to take advantage of this growth that we’re seeing.

Specifically in Susquehanna Supply Hub, we’re currently working with a number of producer customers there for our next expansion out of the area. We had an increase of about 700 million cubic feet per day that went online just right at the turn of the year, this year. And, we think we can get up to about 4.5 billion cubic feet per day some time in 2020, working with our customers up there to create new expansions.

The great news about these expansions now is we have an incredible footprint built there in Susquehanna County. Most of the compression that we’ve put in there is now situated to where we can build brownfield compression projects that are already bolted on right next to our existing assets.

Some looping projects that would have occurred, but for the most part, the foundation of our assets are there in place and we’re doing well-connects brownfield compression and some looping projects to achieve these next expansions as they roll out. So, great opportunity to improve our segment ROCE there in the Northeast with these bolt-on expansions that are to come in Susquehanna.

So, really excited about the opportunities that we’ve been able to develop in the Ohio River Supply Hub, you’ll probably recall our announcements that we had with a customer last year in regard to a new dedication of acreage and dedication of processing to our Oak Grove facility.

Just as a reminder, Oak Grove is in the panhandle of West Virginia, its 200 million of processing capability today. The agreement that we executed last year allowed us to sanction our train 2 at Oak Grove. So, 200 million more of the processing capacity there that is currently under construction and we just recently achieved additional contract executions with a couple of customers up there that allows us to sanction train 3. So not only is train 2 under construction, but we’re moving right into train 3 and it’s under construction as well.

You see the picture in the lower right part of the graphic there, that’s a depiction of our Oak Grove facility. When we built that facility, we basically created the civil works such that we can go up to 2 billion cubic feet per day of processing capacity on the footprint that we have there today. So, a tremendous growth potential there in the future, but really excited to have not only train 2, but train 3 sanctions there, where we’ll have 600 million of processing capacity by the end of 2019.

So those will come on in phases next year early 2019 for train 2 and train 3 before the end of 2019, really a great opportunity for us to have really long-term life of lease dedications for processing as well as minimum OEM commitments backstopping those contracts. So, very secure opportunities for us to go sanction these expansions. I will point out our Fort Beeler capacity is 520 million cubic feet per day and we operate very close to that capacity each and every day at Fort Beeler.

So first, you’ve heard of this today, but great opportunities for us to continue investment in our Ohio River Supply Hub, so that does lead us to another opportunity. The Oak Grove expansion, where you go from 200 million to 600 million of processing is going to remove a lot of liquids from that gas stream. So today, we take the ethane up our existing ethane pipeline to the Houston Hub that delivered out to markets.

Just as a reminder at Oak Grove, we process for a fee. So those liquids are our customers. They market those, where they can, but we’re just paid a fee to process that gas and then we transport that to where they want to market it. Our Moundsville frac is connected to our Oak Grove processing. So, we had a decision to make. A lot of liquids coming online do we go, expand Moundsville? They were captive to really rail and trucks. We don’t have a pipeline connection in Moundsville.

So now, we’ve sanctioned a new NGL pipeline from our overall facility. We’re able to optimize Moundsville and continue to utilize Moundsville, but we’re moving those NGLs now to our partner operated, but are 62% owned fractionator at the Harrison Hub. So, we’re building a 50 mile 12 inch NGL pipeline to move the propanes and the heavier NGL components that we strip out at Oak Grove, gives our customers a great opportunity for a new outlet for their NGLs. A lot of liquidity there with pipeline interconnections and really excited to get this project underway.

We’re actually doing our tree clearing today. We expect to have this in first or second quarter of next year is when this pipeline project will be underway. So, once again, the first you’ve heard of this today, this is a brand-new project that we just sanctioned earlier this year and another reason why we’ve increased our capital growth guidance for 2018. But really seeing a lot of great opportunities coming out of this Oak Grove facility and obviously, a lot of residue gas opportunities there as well and we’ll continue to look for opportunities to bring those to the forefront out of the Ohio River Supply Hub.

So, my closing slide here for the Northeast, I wanted to give you a checkpoint as to what we told you last year. You can see on the left hand side of the slide is a re-creation of last year’s closing slide for the Northeast and Jim Scheel was very cautious to tell you this is in guidance, I think he said it four or five times, I want to say it twice, “this isn’t guidance.” But we wanted to give you a checkpoint as to where we are this year. So, the growth that we predicted in the Northeast is spot on the curve that we said last year, 8% growth is what we saw in the Northeast and that’s exactly what the prediction was from Wood Mackenzie.

The implementation of growth capital that we predicted, right where we thought we would be. A lot of opportunities coming to the forefront and ultimately, our expectations are coming to fruition as well for our EBITDA and our EBITDA per Mcf expectations there going forward. So, checking all the boxes for the Northeast in regard to what we told you last year and our team is really performing and executing incredibly well commercially as well as on the project side to bring these opportunities to the forefront.

So, now I’m going to move into the West, talk a little bit about the West there. And I’ll tell you in our west portfolio, we have the entire gamut of anything that you would see basically in Williams with the exception of offshore. We have interstate gas pipeline and Northwest Pipeline. We have gas gathering, gas processing. We have an interstate NGL pipeline and we also have a fractionator and NGL storage at our Conway facility in Kansas.

Northwest Pipeline is our interstate pipeline. They are about 3.8 billion cubic feet per day of capacity. This is a bidirectional pipeline. So it has virtually been bidirectional almost since it was built back in the in the mid-50’s. Takes Rockies Basin gas from San Juan, Western Colorado, Utah, and Wyoming, moves that to the large markets in the Pacific Northwest. We also have to paths that we can bring Canadian gas in across the border into those same markets. There is storage on each end of the system.

And really, the interesting thing about Northwest Pipeline, I think we pointed this out before, but that North-South corridor that really runs along interstate five there in the Pacific Northwest, that’s kept the Cascade Mountains just to the east of that corridor and there are no other interstate pipelines to the west of the cascades with the exception of Northwest Pipeline.

So, really great opportunities to capture any market growth out there in the Pacific Northwest along Northwest Pipeline system. Really great contract in place with Northwest Pipeline. We’ve got great credit quality customers, predominantly utilities and local distribution companies as you see there on the graphic and long remaining lives on our contracts are very consistent, lives remaining on those obviously, some contracts in evergreen status, but the contracts continue to roll.

The customers really like the flexibility that they have to source gas on either end of the system then take advantage of market opportunities when those arise based on pricing. This is a depiction of the EBITDA and gathering volumes across all of the west franchises, and I will say the light blue is Northwest Pipeline; the dark blue is the gathering processing EBITDA that comes in through the business.

The great thing that you will see on this slide is this is a tremendous cash producer in the west, not insignificant, but comparatively speaking the capital that is required to support the assets out there is low in comparison to EBITDA generated a lot of cash generated for the rest of the business that can be redeployed across the rest of the growth in our organization.

You can see the revenue recognition depicted there in the first quarter 2018. I think we explained that fairly well in our end of year earnings update call, but obviously, that had an impact on the EBITDA, but that’s just a revenue recognition change, where the accounting rules changed on that. And then our Northwest Pipeline rate case settlement also had an impact there that dropped Northwest Pipeline’s EBITDA as well, but really solid cash flow generation machine here in the west segment.

Really excited about the opportunities we’re seeing in Wyoming right now. We have a lot of growth occurring in the Wamsutter field. This has historically been a horizontal drilled field; it’s been there for a long time. We’ve been gathering and processing gas from there for quite some time many decades and we’ve been able to take advantage of the fact that we had latent capacity in our Eco Springs processing facility, Southland has come in there along with BP and really started looking to drill horizontal wells in this area.

It’s very rich gas in these areas and as you can see on the slide there, a lot of activity from drilling permits undertaken, really strong increase in 2017 and we’ve already seen 60% of the drilling permits taken out of the first quarter of this year as compared to all of 2017.

So, we recently executed a very significant expansion with Southland to go in and reinvigorate our Eco Springs processing, take it out of idle status, and move some of those trains back to processing capability. But we have actually had to spend a lot of money and about $90 million up front to handle the tremendous amount of liquids coming in the condensate in NGL liquids that are coming in there, which this gas stream is about 90 GPM gas. So very, very rich natural gas processing opportunity there for us.

We process for a fee once again here and the liquids are the in the possession of the producer customer there, but really great opportunity to take advantage of latent capacity that we had, put it back to work, really nice return project for us and we expect to see great things out of the Wamsutter coming forward.

Another area that we’re really optimistic about is the southern Powder River basin. This is where we have a partnership with Crestwood, a dedicated acreage there from Chesapeake. Chesapeake has publicly talked about their forward program they have underway there, contemplating going to a fifth rig. This is an oil play in the Southern Powder basin and we’re currently evaluating expansion there. We have a processing facility there today that we’re looking to expand by another 200 million cubic feet per day. For the benefit of Chesapeake, there are third-party volumes that are available there as well that we’re chasing.

So, a great opportunity to expand there and we are hopeful that we’ll be making a sanctioning decision on this in the very near future, but it looks like a great opportunity for us to continue our partnership there with Crestwood as well as our relationship with Chesapeake in a very exciting play for them that this is really where they’re sending a lot of their incremental growth capital to.

And then finally, in Southwest Wyoming, we see a lot of activity with ultra petroleum there. They’re drilling about eight times the number of wells this year on a horizontal basis than they did last year. So, a lot of processing opportunity there for our Opal plant in Southwest Wyoming.

Moving now to the Atlantic Gulf and I would tell you this is an asset base that’s irreplaceable whether it be the Transco assets or the Gulf of Mexico assets that we have the Gulf Stream partnership that we have irreplaceable assets. So, if you look at all of the opposition that’s occurring for new pipelines today, there’s no way you could ever replicate this infrastructure in the U.S. and a lot of opportunities that we’re seeing on the Transco organization. Post-Atlantic Sunrise, Transco will be a 17 – nearly 17 billion cubic feet per day pipeline after Atlantic Sunrise goes into service.

You can see the depiction of the breakdown of the customer base there about 46% are utilities and local distribution companies. There is some power generation embedded in those numbers, some of those entities that hold that capacity above natural gas and power gen operations, directly connected to 22% of our customers there with power gen. And really that sliver you see of the 8% producer customer, that’s pro forma ASR, can be a really small number prior to ASR going in service. But ASR is predominantly held by producer customers and that’s why you see an 8% sliver there coming on the Transco system.

One thing, I just should have mentioned here is the firm contract life on the Transco system very similar to Northwest Pipeline at about nine years there. An update on our rate case that we plan to file and are required to file based on a come back provision; we’ll do that in late August of this year. The expectation is today that we’ll have a filing for an increased cost of service on the Transco rate case filing. One of the things that obviously the WPZ roll-up does is, it obviously allows us to go in and still have an income tax allowance in our rates, so that will be a consideration in the rate case that should not be a contested issue at all.

One of the things that I think is beneficial for our customers and I’d like to point out is the fact that the income tax rates going from 35% to 21% actually do temper the rate case increase that otherwise would be subjected to the customers there. The ability to pass that through going forward to customers allows us to have a lower rate shock if you will. We spend a lot of money on the Transco system improving integrity of those assets that was much needed, it’s been underway for a number of years whether it be expense or maintenance capital there, and then we expect to be able to recover that through our rate case process here coming forward.

I just want to point out the fact that post-Atlantic Sunrise coming online to 25% of our fee revenues will be from negotiated rates. And so those aren’t subjected to change in a rate case, you’ve probably heard some chatter out there about customers or entities wanting to reopen those negotiated rates due to the tax law change as well. I don’t believe that will happen. The bargain that we negotiated with our customers was we took that capital risk. We took the risk that income taxes might go up. If you had a different administration out there, I am fairly certain, there would not have been a tax cut and likely could have been a tax increase. And so we took that risk. We do not think that’s a risk at all that those negotiated contracts will be reopened.

I’ll tell you this is probably my favorite slide in the entire deck. If you look at the Transco growth and I want to put this in perspective, Transco is the largest interstate gas pipeline system in the country, and it is the fastest growing interstate pipeline in the country. And if you just think about that in any industry, any organization, any aspect, where you have the largest and also the fastest growing, that is an incredible combination and we are very blessed that we have the Transco asset within our organization.

The inset that you see there in the slide is a depiction of how we’ve been able to achieve success on our projects in 2017, the Big 5 projects that you saw earlier in Alan’s presentation. Cumulatively, we were able to bring those projects in more than $100 million under budget. So an improved EBITDA multiple on those projects there. Our 2018 through 2021 projects, you can see the EBITDA, multiple, they’re at 6.4 times. If we’re able to achieve obviously better than expected outcomes on our budgeted projects there and those are all negotiated rate projects. We bring those in under budget, we’ll benefit from an improved multiple there, so expect to see continued, great performance there from our project execution teams.

But this is a great story and I’ll tell you the light blue you see there between 18 and 21 on the volume contract increase, those are projects that we are executing on today. We either are under construction or we have binding agreements, we made our FERC filings with permitting. Those are the expectations that we have for those projects there. This does not include other projects that we’re currently working on.

And I’ll tell you don’t get too hung up on the fact that it looks like it’s flattening out in 20 and 21, because I fully expect to be talking to you next year about 20 Bcf by 2020 on the Transco system, and I’ll touch on that a little bit more in a couple of slides and tell you what. The 20 by 20 has a really great ring to it it’s pretty aggressive we’re going to push our team pretty hard to achieve that, but certainly 20 by 21 will be achieved.

I wanted to give you a great update on Atlantic Sunrise. This is obviously the largest project that Transco has undertaken since the original pipelines were built. We’ve progressed very well through a couple of years now of execution, permitting, had a little start and stop last year if you recall in regard to a court order that shut us down for a day and a half. But as Alan pointed out, our legal team and our projects team did a great job being in front of that really got that turned around very quickly, really didn’t have a significant impact at all.

Just as a reminder, the assets along the Transco corridor, we’ve already built and reversed a lot of the brownfield construction along the Transco corridor, we’re achieving revenue on those assets today. What’s under construction right now is the piece you see going up through Eastern Pennsylvania. We’ve got two 200 miles of 30 and 42 inch greenfield pipeline underway and two compressor stations that are currently greenfield and under construction. 70% complete today with all aspects of that were really good progress over the winter, we would like to have seen better progress or we’re right where we thought we would be this time of year even with the pretty difficult conditions we had over the winter.

I think we were up to about fifty inches of snow and we’re probably, counting this weeks’ rain, maybe up to twenty inches of rain along the project corridor and our teams have done a really good job. Our contractors are working well. They’re working safely and even more importantly from a progress standpoint, we’re staying in compliance with our permits. We’re really getting a lot of great accolades from the agencies out there. There are non-compliances that occur. Those are almost unavoidable when you have the weather conditions that we’ve had out there. But our teams are really being recognized by the permitting agencies for doing a good job out there.

We’ve commenced hydrostatic testing, we’ve actually completed some hydrostatic testing on many of the segments and I’ll tell you why this is important. So on the very north end, we’ve already completed the hydrostatic testing that allows us to dry those sections and ultimately put gas to those sections, that gets us down to the compressor stations and why that’s important, we need gas at those compressor stations to complete our commissioning of those stations. Without gas, we really can’t make a lot of progress on commissioning.

So we have the capability now to get gas to those compressor stations when the commissioning is needed to have that gas there. So really great news that we are able to achieve The progress that we’ve had. You really have to segment this commissioning very tightly and our teams are doing a really good job making sure they have that well in hand. We’re making tie-ins for the meter stations of the existing pipeline, the regulator stations, it’s going very well.

And as I said earlier, all six of our horizontal directional drills are now complete. It’s a significant risk factor behind us and very significant undertaking. One of those drills took seven months to complete. So you saw that little quick video. The longest duration of those was about seven months, almost from day one, they’ve been working on it and just completed that over the weekend.

The other great news is we’re within our budget expectations as sanctioned by our board of directors. So I’m very pleased to talk about that. It’s trying conditions out there and our team did a really good job putting together the budgets for this project. I think we’ll close out this project well within our budget expectations for the work. We’re still targeting a mid-2018 service date and really, we’re down to the point now, where we’re plus or minus modulating across a couple of weeks.

So it’s not we’re deciding months here, we’re just balancing across a couple of weeks when we think this project will go in service. The color I’ll give you on that is mid-2018, but we feel very confident that we’re going to be able to achieve our guidance expectations in regard to putting this project online this year. Just as a reminder about $2.5 million dollars per month of revenue is being generated on those Transco facilities today and $35 million per month once the project goes in-service.

So, we’ve got a great video here to show you, give me time to catch my breath and I’m an engineer. I build projects, all my life. I get really excited watching these things and it’s very interesting, but I’ve got to challenge, our guys, who are not getting out there and videoing when it was snowing and raining, the conditions look great in the video compared to maybe what was experienced out there, but really a great depiction of what occurred out there so far on the right of way. So let’s roll that video.

[Video Presentation]

Our teams have done a great job out there. And I think the thing I’m most proud about if I didn’t say this earlier is the safety performance of the contractors out there. When you have 5,000 people working on a 200 mile stretch, there’s a lot of hazards out there. And our teams not only our contractors, but our execution teams have done a tremendous job to not only recognize the hazards out there, but when they have something occur, they get that information out to the rest of the contractors and the teams understand how to improve the safety out there. So, a really tremendous job by our teams on Atlantic Sunrise.

Once again, the NE Supply Enhancement project Alan introduced, this was a $1 billion dollar expansion project that we are currently underway with permitting on. This is primarily for National Grid to be able to continue their conversion processes moving customers off fuel oil and to more emission friendly natural gas. This is an incredibly important project for them. If they’re unable to achieve success on this project with us, they likely will have a moratorium on converting any of the fuel systems over to natural gas or even allowing any new natural gas connections in the very near future.

I can’t emphasize that enough. This project takes 2.5 million tons of emissions out of the air each and every year, once it’s built, and once those fuel oil burning systems are converted to natural gas. Not only emissions reductions, but if you think about the improvement in energy pricing for the customers, it’s about a 50% reduction in people’s cost of utilizing fuel oil versus natural gas for these systems. That’s incredibly important to the people that this is going to serve. And if you think about what happened to the New York City Housing Authority residents this winter, I’m sure, many of you heard about that. 400,000 residents without heat and hot water for days and weeks at a time due to antiquated systems they utilized fuel oil for heat and hot water.

In this day and age it’s ridiculous that is occurring in this country. This project is vitally important for New York City, it’s vitally important for National Grid to continue their emissions reductions that they’re achieving through conversion of fuel oil systems to natural gas. We are certainly working with National Grid to move this project forward. Obviously, there’s permitting challenges in any of these projects. But this project is a looping project with one Greenfield compressor station. We’re looping pipeline in Pennsylvania, we’re looping existing assets in New Jersey, we’re looping pipeline offshore, Raritan Bay, where we built pipeline just a few years ago with no environmental issues occurring.

And so we do think this project will get a permitted ultimately. New York obviously recently denied our 401 Water Quality Certification. The reasoning was they were running out of time. And if you recall the one year waiver issue on the 401 certification, they don’t act within our request within one year, it’s deem waived and they don’t get a chance to act. And so they denied our 401 certification, obviously gave us the opportunity to resubmit that. We actually did resubmit that 401 certification yesterday. So we’re back in the queue in processing that Water Quality Certification request with the State of New York today.

We really think this project needs to get built. Our customer National Grid is certainly advocating that it gets built. And we are confident that ultimately, we’ll get out our permits and move forward on this project.

Once again, I can’t talk enough about the growth opportunities that are along our Transco corridor. The 16.9 billion cubic feet per day growth this is Wood Mac prediction that you see there. This is just along the states that you see there in the blue, the Transco corridor. That is the same size of Transco is virtually today, that’s the growth expectations along that corridor between now and 2022, market growth, demand growth, along the pipeline system.

We told you last year we were pursuing more than 20 projects along this corridor, we’re still pursuing more than 20 projects along this corridor. We brought three of those to reality with Southeastern Trail, our Gateway project and our Rivervale South to market project that’s more than $600 million of investment that we brought to the execution phase since last year. But we’re still working activity on the six projects that support converted or new gas-fired generation, six either expansion or greenfield LNG projects along this corridor and nine projects that support large industrial loads like Alan talked about these methanol plants.

Great opportunity along the Transco corridor to continue to attach new market to that asset, this is an incredible bi-directional header that can move gas really from either direction traditionally you know it went South to North being converted and going North to South now. Chad will talk about another great opportunity we have to bring more supply to the Transco asset. But end users want to be connected to Transco because it has the connections to these lowest [cost] supplies not only in the U.S., but in the world. So great opportunities along that corridor, we’re going to see a lot of new projects come to fruition here.

And I’ll talk about two of those today. These are new projects, as I talked about earlier, you will see that increase in 2020 and 2021. I should be a little bit careful about talking too far into East because we don’t have these executed yet, really confident that that will happen, we’ll be sanctioning these projects with our Board of Directors later this year. Project number one, is a great expansion across Transco’s reach between zones 3, 4, 5 and 6. This is a 1 billion cubic feet per day expansion project. Very attractive returns as we saw with our recent expansions on Transco. And I’ll tell you, this is not Southeastern Trail. So to be clear Southeastern Trail that zone standalone 400 million a day project. This is another 1 billion cubic feet per day and likely can get bigger.

Economically, we think this project can be even bigger than 1 billion cubic feet per day. We’re in final negotiations this week with an anchor shipper. Very likely we’ll be sanctioning this project in very near future. So an incredibly exciting project along the Transco corridor, we’ve told you that there is economical capacity available on that Transco system to continue to move volume. This is a great project for our company, as well as the anchor shipper that we’re speaking with.

Project number two is another exciting project. And you probably heard Seneca Resources talking about just a week and a half or so ago National Fuel subsidiary. They have signed a binding proceeded agreement with Transco for 300 million cubic feet per day to move gas from their production resource into our Leidy system and get the Zone 6 markets. This is a project that we think can go up to about 700 million cubic feet per day, ultimately we’re talking to a lot of other customers that may want capacity on this project. Great project, once again for Transco, we move more supply into that market demand. You heard Alan and I talk about today, we’re continuing to find opportunities to take advantage of those Transco markets with these supply opportunities.

So these two projects could be between 1.7 billion and maybe 2 billion cubic feet per day in combination. So if you put that in perspective, Atlantic Sunrise is 1.7 billion cubic feet per day at a minimum the combination of these two projects will be as large as Atlantic Sunrise, with an investment opportunity between $1.3 billion and $1.5 billion between the two. So really high confidence here that we’ll be bringing these projects to a sanctioning decision this year and obviously once we do that, we’ll get the information out to the Analyst Community but really just another great example of our team is doing a tremendous job commercially, as well as our project development teams evaluating these projects and moving them forward.

Moving now to the Gulfstream asset. This is a partnership that we have with Enbridge, we operate this project on behalf of the partnership primarily serving gas-fire generation in the Florida market. Really a tremendous asset, very predictable cash flows and you can see our top customers there Florida Power & Light and Duke Energy Florida primarily here driving natural gas-fired generation. Steady EBITDA coming from the asset, it really performs very, very well for us.

Moving now to our deepwater assets and opportunities there, Williams is the dominant gas gatherer in the Gulf of Mexico. Between 2015 and 2017 we gathered more than 43% of all of the deepwater production of natural gas in the Gulf. Nine of the top 10 producer customers are Williams’ customers in the Gulf of Mexico. And we span the entirety of the Gulf of Mexico with opportunities out there.

Just real quickly to tell you about those opportunities starting with the Gulf East, the Norphlet Pipeline is one we’re actively under construction. We’ve got processing at our Mobile Bay facility, it’s being expanded to accommodate this very rich gas that’s coming off an associated oil play. And if you haven’t been familiar with the Shell Appomattox discovery, their website got some great videos out there. It kind of explains what this is. But this is a tremendous oil player 175,000 barrels per day of peak production coming online there. We’re taking the associated gas, residue gas coming off of that, taking that rich gas to shore processing that on our facilities at Mobile Bay.

We’ve also got an opportunity to buy the pipeline that’s coming off their production platform that they’re building. And we have an option to buy that at a pre-negotiated rate of return. So we’ll be making that decision 90 days prior to first flow on that when we have that option coming to us. So a really exciting project for Shell, it’s very impressive as to what they’re doing out there. And I’ll tell you, we’ve got other opportunities out there that Chevron Ballymore discovery is three miles from our facilities there. I think we’ll have a great opportunity if that project goes to a final investment decision to achieve additional revenues and tiebacks to our existing assets that are already there.

The Discovery system that you see there in the center of the Gulf of Mexico map, this is really a great opportunity continue to attach new natural gas discoveries out there. There’s more than one trillion cubic feet per day of resource out there that’s been discovered. Great opportunities they have tiebacks coming into those assets that are there. If you recall, this is where the Hadrian wells were that we actually had an impact on our revenue this year where those wells basically watered in. Their production just basically was infiltrated by the water that really was driving their gas production and fortunately we were impacted from a revenue standpoint.

But we really think there’s great opportunities continue to attach these new production resources that are out there. There’s, as you can see on the slide significant opportunities that we’re currently evaluating, bringing more production into our existing assets there with really no capital expenditures required on our part. So future opportunities to come there, we’re fairly confident that we’ll continue to see opportunities to fill that asset.

And then finally on the Gulf West, really exciting opportunities over here with Shell as well, the Whale discovery. You may have heard them talking about, that’s their largest Gulf of Mexico discovery that they’ve found in the last 10 years, within 15 miles of our oil and gas gathering systems out there and we’re the only entity out there. So we think we have a great opportunity to capture that market, should they make a final investment decision on that opportunity.

But you can see on the slide, and I know we talked about this a lot last year, just across the border in Mexico where our assets are in the Perdido system, a lot of activity out there with discoveries within the Mexico resource. We think there’s a great opportunity to bring that resource to our gathering assets there as well. That we’ll continue to work with potential customers there bringing that across the border. So a lot of opportunities in the Gulf of Mexico and these are some of the best opportunities where we don’t have to deploy a lot of capital. The backbone infrastructure is there and we can achieve some really great projects there working with the entities in the Gulf.

So just to wrap up here, I will tell you we’ve got incredible opportunities in front of us and Williams is really delivering on our promises. The incredible demand growth that we’re seeing across our entire asset base, coupled with the low cost supplies we think is really going to drive a lot of highly high shareholder value across all aspects of our business. I talked about a lot of those today, but I can tell you there’s a lot of opportunities. We’re exploring there in that backlog that we think will be able to bring over the next several years even more shareholder value and really continue to execute very well on our existing business.

So I’m looking forward to your questions in the Q&A Session. And I know we’re going to take about a 15 minute break now. So if you could get back here at half past the hour that would be great. Thank you.

[Break]

<<Unidentified Company Representative>>

Can I get the mic? Thanks. Looks like we’re at the bottom of the hour, so let’s stay on track and get back to our seats. So we can get Chad up here and get going.

<<Chad J. Zamarin, Senior Vice President, Corporate Strategic Development>>

Alright. Give it a second as people take their seats. You hear me okay? Alright, well, my name is Chad Zamarin, and I’m going to take a few minutes to talk a little bit about our strategy. And I think as you’ve heard from both Alan and Micheal, we’ve got an incredible core business that offers a tremendous amount of opportunity for ongoing growth.

I hope if there’s one thing you’ll take away from my segment, is that we are going to maintain our hyper focus on making sure that we continue to grow our core businesses. But at the same time we’re not going to do that with blinders, we’re not going to ignore the rest of the world around us. We’re navigating a big ship and we are keeping a close eye on the waters right in front of us. But we’re also looking towards the horizon to make sure that we can continue to grow the company through the changes that occur around us.

So just to dive a little bit into the way we think about the strategy. As you heard, we’re very focused, very disciplined with our strategy, pretty clear and straightforward. One of the great things about this company and you saw it, I think, in the videos, in the presentations before, Williams has a tremendous brand. So when we think about what we can do as a company going forward, we’ve got an incredible brand that we can leverage, we’ve got assets that are second to none across our footprint. But we also have capabilities that position us to not only be successful within our existing businesses, but to look towards other opportunities of emerging growth.

We’ve been in business for over 100 years. It’s really not just something that you see in Williams propaganda videos, I can tell you having only been with the company for 10 months having been in this industry for over 20 years, Williams has been a company that, I think, the industry looks towards and the public looks towards as a good partner, a good operator and a good neighbor. So it’s truly a great platform upon which we can focus on growth.

We’ve got a strong and diverse footprint. That offers us a lot of opportunity. I’m going to [talk a] little bit about how we see that – how we see that materializing. I’m not going to talk about everything that we’re thinking about and working on. What fun would that be? But I am going to talk about some of the things that are in our sights and I think interesting hopefully for you to think about with us.

I would also just say that I wasn’t here last year but you got a chance to meet Micheal, you got a chance to meet Lane, John is going to talk after I’m here. I’ve never been a part of nor seen a leadership team that’s more supportive of one another and more focused on driving the company forward. I think we’re committed to preserving what’s great about Williams. But at the same time, I can tell you that we’re transforming the company. We’ve been awoken as a sleeping giant and we are focused on being nimble, aggressive, competitive, while at the same time staying very disciplined and very deliberate.

So as Alan talked about our strategy that is very focused. We are in the business of aggregating the best growing supply and connecting it to the very best markets. We, as you’ve seen and as I will continue to expand on, have truly the gateway to the domestic markets, and in a growing way, the gateway to the global markets for natural gas in the United States. It’s a great asset base to build from. When we think about the things that we will do, I hope the takeaway that you will take is that we’re not really in the business of building one-off assets or building one-off projects. We think about how we can aggregate supply with scale and scalable positions and how we can point that supply to the very best markets available within our portfolio. And in between that creates opportunities for infrastructure to connect the two.

So I don’t think you’ll see us chasing the shiny coin, we will be very focused on how we can build integrated platforms that have scale and scalability upon which we can continue to grow. So we’re committed to while we do that delivering on top quartile shareholder returns. You’ll hear from John, we are going to continue to be very focused on protecting the balance sheet, on maintaining our investment grade ratings but at the same time being creative and aggressive in how we continue to grow the business.

I wanted to dig just a little bit deeper into our strategy and you’ve heard a lot of the projects from Micheal and you’ve heard a lot of the fundamentals that support our business from Alan. But I just wanted to boil down into some crisp and concise thoughts what we think about when we look at our portfolio. And then talk about some of the things we’re looking at as we move forward.

With our Northeast G&P business, you’ve seen that we’ve got a tremendous footprint. It’s diverse across that geography and it truly is the means for unlocking the supply that we find there. It wasn’t developed cheaply, we’ve made significant investments to build a world class system up there. When Williams built that they don’t just build for the immediate, truly assets that have been built for the future.

So as we see projects coming and we see the downstream capacity unlock the ability to grow the G&P footprint, we’re seeing very attractive projects with relatively little CapEx required for relatively large expansion opportunities. It’s a great position to be in and we’ll continue to focus on how we can leverage that footprint to unlock those growing volumes. At the same time, similar to what I talked about how we want to tie systems and integrated platforms together, we’re going to continue to work to point that production towards infrastructure that will support downstream growth for our business.

And that takes you to the Atlantic-Gulf system, to the regulated gas pipelines, those takeaway projects that you’ve heard about both under development currently and coming in the future. There truly is a tremendous amount of infrastructure that will be unlocked. I’m going to talk about other basins that we’re keeping our eye on and that I think we will continue to find ways to create opportunity for us within. But one thing is unique about the Northeast, it’s not just the Marcellus and Utica, and the size and scale, and the low cost development capability of that basin, it’s the fact that there is infrastructure connected to market that exists today. Most of the projects, in fact all of the projects that you see coming out of the Northeast, delivering volumes all the way across the country, primarily rely upon existing infrastructure.

We have very large projects. There are a fraction, as Micheal said, what it would take to rebuild infrastructure that was built within our country. I find it really incredible, if you look at the Northeast and the Gulf Coast. It took us almost 100 years to build infrastructure to take natural gas from the Gulf Coast to the markets in the Northeast. We’re entirely reversing that paradigm in under a decade. Most of it done in under five years. And most of the projects that you see today are just creating the plumbing to connect to that backbone infrastructure, so that we can move that gas to these transforming markets.

So when we think about our position as Transco, the largest system in the country not only does it give us a scale advantage, but with that scales comes flexibility. So we will continue to see the opportunity to create projects that are capable of helping takeaway that supply. You heard from Micheal in the deep water maybe an area that doesn’t get as much attention, also an area much like the Northeast G&P where we’ve spent the time and energy to build really impressive footprint. We’re now going to get the benefits of projects that are going to come online that require very little capital, but can bring on tremendous volumes and growth for those systems.

And then finally in the West, Micheal showed a relatively flat growth profile, really powerful cash flow as well, a diverse set of assets. And I will also say from a strategic perspective positions us well to keep an eye on opportunities to move outside of where we maybe don’t have the significant scale that we do in other parts of our system. So a really great, I think platform. How we think about our assets and how we think about growing those assets going forward. Finally, Northwest pipeline and the regulated assets in the West, again, irreplaceable infrastructure truly energy lifeline for the Northwest markets that they support, you couldn’t support them otherwise. And so really great position to be in the West.

I’m going to touch on just a few. And again I won’t go into a lot of specific detail except for one project, just to whet everyone’s appetite. But I would just say that, we are not just looking at these areas, but we’re going to continue to look for areas where our platform, our capabilities, our assets allow us to explore growth opportunities. We talked about the Deepwater Gulf of Mexico in Micheal’s presentation. This actually continues to be a pretty interesting growth story. We’re keeping an eye on Mexico, we are watching the political transformation that has been occurring there and trying to understand how things might evolve over the future. But we sit as a relatively unique operator in the Gulf of Mexico. One of the few remaining operators that have the scale and credibility to be there to support the growth that we think will likely emerge. And we think will surprise to the upside in the Gulf of Mexico.

With the G&P footprint as large as ours is, we’re going to continue to focus on ways to expand our NGL business. We have a tremendous amount of volume that we gather and process. And we continue to look for ways where we can further integrate downstream NGL infrastructure. There’s going to be, you hear a lot about gas constraint, you hear about oil takeaway from different basins, we’re going to produce a tremendous amount of NGLs. And Alan showed that there is a large price dislocation between natural gas and oil. There’s also a large price differential between natural gas liquids and oil-based derivatives. And so when you think about the markets that will evolve around natural gas and oil, you’ll continue to see demand want to pull those natural gas liquids to their use. And so we’re going to stay in positions ready to capture opportunities within that space.

As far as additional supply basins, there are a lot of interesting developments going on. I’ll talk a little bit about how we view the Permian. But I would just tell you that we’re not just relying on reacting to what we see within our own backyard. We’re continuing to look at each and every basin across our footprint. One of the nice things about having such a diverse portfolio, even if we don’t have scale in some of these basins, we touch just about every base in the United States. I think the only one that we maybe don’t have a presence is the Bakken. But we touch just about every basin in the United States and that gives us a great opportunity for understanding what’s happening in those basins and also identifying opportunities to further invest or grow in those areas.

I’ll talk about two other areas that are a little bit unique. On the gas supply side, we are seeing a bit of a shift in the marketplace, whether it’s in global LNG in the transformation from a destination based model to a trading model, seeing traffic here, take a position on Corpus Christi LNG is a pretty different dynamic that’s occurring within the LNG space.

We’ve seen LNG start to move more towards the oil-based on water traded model. We’re also seeing a need for more transactions across domestic infrastructure to move gas from supply basins to demand locations. And a company like Williams has already a fairly robust capability to support those transactions. We’re going to increase our ability to put supply connections to demand connections and be that builder of infrastructure in between. We touch as you’ve seen a tremendous amount of the market that supply wants to access and we touch a ton of the suppliers getting developed. So we will continue to focus on how we can become a better connector of supply to demand and then be the infrastructure developer in between.

And then finally, from an optimization perspective, we’ve got a lot of different entities across our footprint. We’ve got a tremendous amount of value that we can just harvest from the existing enterprise by simplifying structures, by consolidating existing joint ventures that may overlap or have proximity. There’s a tremendous amount of capital synergy, operational synergy and competitive synergy in continuing to take our portfolio and work to optimize.

One example of that, there’s been some talk about our Northeast joint ventures Blue Racer Midstream and UEO and OVM. You saw on Micheal’s presentation, we’re building an NGL pipeline that will connect our OVM system to our UEO system. It’ll create a more competitive portfolio in that area. But we’re also going to continue to look at opportunities to further consolidate those businesses. We’re going to do it at the right price. We’re going to do with the right structure in mind, but with the idea that we can benefit from pulling out those operational capital and competitive synergies.

So I’m going to talk a little bit about how we operate internally, just very briefly, but hopefully shine a little bit of a light on how we think about things and how we work. We’re not just sitting in a vehicle with no one behind the steering wheel. We are spending a lot of time, trying to make sure that our strategy and our focus remains relevant and adapts to the things that are happening around us.

So as we think about how we drive strategy, we have a dedicated team that focuses on – laying out our strategy is a new leadership team with a relatively new refreshed board. We spent quite a bit of time engage with our board and in fact in August, we will spend two full days with our board, just talking about strategy, just working through what makes sense near-term with the current set of assets and what makes sense looking as far out as 10 years from now to make sure that we’re position to continue to grow at the pace we want and expect to grow at.

At the same time, we’ve got market intelligence teams that are constantly not only now trying to further understand the domestic market. But more and more understand the global market, as natural gas becomes a much more global commodity and we view the United States as the lowest cost producer of natural gas. We want to make sure we understand how to unlock that access to the global market.

At the same time, we’re looking for areas to expand into new areas of opportunity. We’ve got existing and we’re adding significant horsepower in business development and corporate development. So we stand ready to look for long-term growth opportunities within our business, and I will tell you that it may not be something that this group sees a lot of – but we are taking a significant role as a leader within our industry from government affairs, communications perspective.

You already saw just on our projects alone how we focus a significant amount of energy on doing it the right way. Our goal is to continue to advance and expand our role within the industry with respect to improving our message and tilling the soil. So that it’s right for our growth going forward. It is a space where we as a company, as an industry haven’t had a traditionally play. We were a pretty out of sight, out of mind industry. But just over the last few years, we’ve garnered a lot of attention and we find ourselves in need of a much more proactive approach to communications and outreach in order to achieve the goals that we have. And so you’ll see us I think be a leader in that space.

Just from an organizational alignment perspective, this is just a very high level view of what our corporate strategy organization looks like, again, maybe not the most exciting slide, but lets you understand a little bit of how we’re organized. We have a strategy in market intelligence function, really with a goal to charting the course for the company. Again, not just focusing on what’s immediately ahead of us, not being reactive. But also looking toward the horizon making sure that we’re going to layer in opportunities for growth that are going to keep the ship sailing at the pace that we expect.

At the same time, we’ve got corporate development and business development teams that are focused on leading strategic growth initiatives. Importantly, we have a centrally led project analysis and capital allocation function. We look at every opportunity through the same lens. Every opportunity has to compete for our capital and has to meet the same expectations that we have for each of our investments that we pursue.

And then finally, we have added additional horsepower from a government affairs and outreach perspective. And again, I think you’ll see Williams continue to not only be viewed as a bright spot within our space but also see us more and more leading the way for our industry.

So I’m going to now take a little bit of a dive into some of the fundamentals and use a little bit of the opportunity as a case study on how we think about things. I’m going to revisit here something similar to what Alan talked about on natural gas pricing, but I also wanted to take a little bit of a step back and look historically. I wanted to really drive home the fundamental shift that has occurred – that has occurred in the natural gas space.

And if you look at this chart, the chart shows on the left, historical natural gas prices in the United States and having been at Cheniere I can tell you that we were convinced that natural gas was running out and it would be a great idea to build an import terminal as many of you know, and that sounded like a grand idea. And almost to the day, we finished that project, natural gas prices started to plummet. The shale revolution began and we never took a commercial cargo of import.

Luckily, the United States doesn’t sit and rest or doesn’t give up easily, we’ve truly I think embraced the opportunity to turn the story around. And I think the important takeaway is, if you look at what happened we were a country that depended upon imports and primarily offshore gas production, heavily influenced by geopolitical events, heavily influenced by weather events. We’ve now transitioned to a natural gas production dynamic that is dependent upon onshore shale development, relatively inexpensive, incremental capacity for supply that can be added and very insulated from weather impacts.

So we’ve created an environment within which not only do we have an abundance of supply, but I think we now have a reliable long-term source of low cost supply. And if you are building infrastructure depending upon a feedstock of energy, if you’re living in that last half of this curve. You’re not going to want to make 20-year investments that are dependent upon a product who’s got that kind of volatility. But when you think about the future and you think now about how to build infrastructure, which is why we feel so good about our position and the demand that we see responding to this dynamic. It’s a pretty good place to be to build infrastructure depend upon natural gas as your feedstock.

So when we think about all that you’ve already heard from Alan and Micheal how much demand that creates just along our footprint alone. I’ll drive this a little bit further as well, Alan and Micheal both mentioned, how great it is to have a system that has so much demand on it. Transco is a fairly unique footprint, a lot of the infrastructure that was built to move natural gas from the Gulf Coast up into the Northeast markets was built through the center of the United States.

Our system hugs the Gulf Coast, it hugs the coastline, it moves through the demand centers. It’s not a mystery, why Transco continues to attract the best markets across our country. It has a geographic advantage and it has a scale advantage that continues to be a benefit for our customers. You can see here almost 20 Bcf a day of growth projected over the next five years alone. We continue to see that growth and we continue to see Transco as an ideal window to getting to that in those markets.

You layer on the supply dynamics. This is just showing supply growth out of the Permian, out of the Northeast. Again, no mystery, why we should expect to grab more than our fair share of opportunity from connecting that supply to those growing markets? Clearly, the Northeast is going to continue to grow. You hear a lot about what other basins may do to the Northeast.

One, you heard from Micheal and Alan. The infrastructure to unlock that natural gas supply that we’re showing here on the snap is already underpinned by contracts, its already in development and in construction. So we’re going to be filling capacity that is already sanctioned and being developed. And at the same time, you can see that and I talk about how it’s unique in that unlocking takeaway through existing infrastructure is pretty unique.

I love the Permian, but I think, we as a company are going to spend a lot of time understanding the Permian. But to get Permian gas to market and I’ll talk about why in a second. Once you fill the existing capacity, it takes a 500 mile, 42-inch pipeline to get it to market. That’s a hard way to unlock volumes. And so you’re going continue to see volatility in a basin like the Permian on the natural gas side, and you’re going to continue to see chunky supply brought online, whereas in the Northeast you can unlock capacity fairly efficiently.

All that said, we do think the Permian is really important to keep an eye on and to look for opportunities, to create value by participating in that space. So I’m going to do a little bit of a case study here in the Permian. I think most folks are probably familiar with the fundamentals. But I have got here in the upper right hand corner, hopefully, not too hard to see throughout the room. But if you look at the different forecasts for Permian supply growth, ranges from about 5 to 8 Bcf a day over the next five years. Significant growth, significant opportunity, no surprise if you look at the existing infrastructure, it fills up pretty quickly, projected to fill up within the next 12 to 24 months traditional markets that are served out of West Texas in the Permian Basin.

You can go to the West Coast. Not a great place to go with incremental capacity. Those markets are flat. It’s really hard to build to the West Coast. You can go to Mexico. There’s been a lot of capacity build out of the Permian to Mexico. But about a third of that same capacity builds on the other side of the border. So we’re seeing Mexico slow to materialize and it continues to be a lot of questions around how fast and how reliable that takeaway will be over time.

You can go to the Mid-Con markets, the Mid-Con markets are experiencing the same growth as other parts of the country and also being inundated with gas from low cost basins even the Marcellus and the Utica by pushing gas across systems like REX and down in NGPL. Gas actually moves from the Marcellus and Utica and you’d be competing gas-on-gas, if you’re moving to the Mid-Con.

So moving to the Gulf Coast is truly the only logical answer. The challenge is it’s not easy to get to. We talked about just briefly it takes a big pipe and it takes new pipe to get there. There’s not a lot of existing infrastructure and again, it will be filled up pretty close, pretty soon. And you can see on the lower right hand corner may, again, hopefully, not too hard to see between senior materials. Waha basis is clearly reflecting this dynamic, significant dislocation between the cost of gas in the Permian basin versus the cost of the Gulf Coast, clearly, driving the need for more infrastructure to bring it to market. We like where we sit, if you think about the Transco system again, it’s hugging the coastline. We’ve got pipe that originates in South Texas was traditionally gathering gas from South Texas in offshore.

So our footprint moves all the way from South Texas across the Houston complex across the Louisiana LNG complex all the way to the Southeastern markets, up into the North Eastern market. In fact, Northeast utilities hold capacity in South Texas. So if you want to access the most premium markets within our country. You want to connect into Transco. And so as we look at how we would participate in the Permian, we think about what we can offer that others may not. We truly offer the gateway to the best markets within the country. And so we’ve been out talking to producers, we’ve been talking to potential partners and we see a tremendous opportunity to integrate our service offerings with the growth that’s occurring out in the Permian Basin.

So I’ll end on this note. And again, working out a lot of interesting things, I think our footprint – hopefully, the takeaway provides a tremendous opportunity for creating new value. But one of the exciting projects we’ve been working on still a lot of wood to chop. But we’ve been working on a project. And I will tell you have been working on it quietly for some time now. So it’s not – it’s not a done deal. But we’ve certainly been doing our homework and doing it the right way. As I think you should expect from Williams. But we have developed a project we’re calling it the Bluebonnet Market Express or the BMX project. There should be belt buckles for folks in the back at the end of the day. We’re just kidding. There are no belt buckles.

But really exciting project and this project is almost 500 miles of 42-inch pipe. Many of you know, there’s a first project that’s been announced out of the Permian. That project will come online in 2019. But I will tell you that just in having gone out and talked to potential customers. There is yet 4.5 Bcf now. Even if you handicap that significantly we’ve seen just in the counter parties that we’ve talked to over 4.5 Bcf a day of supply that is in need of takeaway by 2021.

So a significant amount of planned growth that requires takeaway capacity so we’re really excited about the opportunity, it’s a 2 Bcf a day project proposed in-service in late 2020 would connect into our Transco Zone 2 in Katy, has the potential to move gas to Corpus Christi LNG to Freeport LNG, because it connects into capacity that’s held by LNG by Cheniere in their LNG project.

We’ve turned this system – we will have turned this system around with our existing projects to move gas to the South for LNG load. That can also move across Louisiana into the LNG complex in Louisiana. And frankly, even further downstream into all the Transco’s markets, so an example of how we think about connecting that growing supply base to our most attractive downstream markets.

So that’s all I’ve got for today, with that, I want to introduce John Chandler. So please join me in welcoming John. Thank you.

<<John Chandler, Senior Vice President and Chief Financial Officer>>

Thanks, Chad. So as Chad mentioned, I’m John Chandler. With eight months under my belt, I’m the new kid on the block I guess at Williams and I can tell you. It is an incredibly exciting time to be part of Williams. With the accomplishments that Williams had in 2017 and the growth that we see in 2018 and 2019 and beyond, that doesn’t get your motor going and I don’t know what will. So it’s a truly exciting time.

As we came out of last year and then the beginning of this year, I met with our Investor Relations team, we start thinking about, what is our theme going to be going into 2018 relative to what it is and who are becoming or what really embodies, who we are at Williams. And we kind of landed on this theme of strong, stable and conservative and growing. Before I dive into a bunch of numbers, I thought I want to talk about this briefly for a moment.

So first, let’s talk about strong execution. First, on the operational front, we talked about the big five projects that came out on Transco, again adding 25% additional capacity to the largest pipeline in the U.S. that’s amazing, to think about that happening in one-year and for those projects coming online, on-time and under budget.

In the meantime, we continue to see a pickup in growth in the Northeast. We’ve made a lot of investments in the Northeast. And I think the markets expecting to see growth in EBITDA coming out of the Northeast, which you’ll see here in a minute in our projections for both growth in 2018 and 2019. Through those periods, our revenues will grow by $485 million out of the Northeast, so phenomenal performance out of the Northeast.

And of course, we’re seeing growth in the West too, so cross all of our segments, what we’re seeing – we’re seeing tremendous growth. If you go on the financial front and just think about our strong execution on the financial front. Our operating and financial teams are doing an excellent job of diving in on the key drivers of what drive our business. To me, our guidance and our indications to the market and our promise to you, and its important to us that we hit those.

And I’m proud to say that over the last nine quarters, we have met or exceeded Street consensus. And in 2017, we were above the midpoint for EBITDA guidance and on the high end of DCF in coverage. And so that’s very important and our teams are very focused on being very diligent when we provide that kind of guidance to the market.

On the stable foundation front, Alan spent a lot of time talking about the low natural gas prices and what that does for us. Obviously, we’re a fee based business, we are not a marketing business and we’re driven by demand. And low gas prices are going to do nothing more than continue to drive demand on our systems, which is a very, very positive thing for us. On Transco, it’s positive for us, in our gathering systems and it’s positive for us across the board. We’ve done a very focused job of changing our revenue structure. And in 2018, our gross margins projected to be 96% from fee-based businesses.

So again, we’re not – our profits and our fortunes aren’t tied to commodity prices. To that front, we also have a very conservative financial position. In early 2017, significant steps which were put in place to improve and strengthen our balance sheet, including an equity offering, the sales and assets and some restructuring of the dividend policy. That put us on a very strong footing for the growth, that we see this year and into the future. And allows us to pursue all these great growth projects you’ve heard from Alan and Micheal and Chad. And do so without issuing equity. All again, because of the strength of what we did in 2017.

But also because the strong EBITDA growth that we’re seeing coming from our businesses. The strong excess cash flow that we’re generating as a business and also from continued reviews for asset sales that Alan talked about, as we look at the overall performance of our assets, the return on capital employed. And again, if we don’t see that assets are strategic and if they’re not kind of meeting our first thresholds for improvement on return on capital employed will certainly entertain selling those and redeploying that in higher growth assets.

And then finally I want to talk about growing, growing our advantaged businesses. Again, Transco as we’ve all noticed is have unrivaled connectivity and access to the greatest markets all the way from the Gulf Coast to the Mid-Atlantic, construction all the way up to the Northeast. And because of this connectivity and because of the strategic aspect of Transco, we get an insight into pretty much every project in the U.S. We serve the markets that all these other pipes are wanting to develop and attach to. So we get to see those. In the Northeast, we made a tremendous investment, it’s the lowest cost basin in the U.S. We gather about a third of the gas coming out of the Northeast today and we will keep that market share going forward, so a strong story.

As we go into 2019, we want to provide guidance on our 2019 EBITDA. In our year-end earnings call, you may recall that we guided to the midpoint of $4.55 billion. And if you remember back to that discussion, there were some non-cash weird accounting noise related to revenue recognition and if you factor that out, our growth in EBITDA from 2017 to 2018 on our continuing businesses was $300 million or 7%. If you carry this forward now into 2019, our growth in EBITDA as an incremental additional $450 million or another 10%, so think about that for a second. $750 million in growth in EBITDA over a two-year period, 17% growth on a company to scale, I think that’s a pretty phenomenal result.

So as we dive into kind of what are the driving factors between 2018 and 2019, there are many of the same things we talked about on our earnings call that were driving the guidance between 2017 and 2018. So first let’s talk on Transco. In 2019, what we anticipate to see is an additional $290 million of revenues coming from our Transco system. A significant portion of that’s coming from Atlantic Sunrise coming online, a smaller piece related to Garden State and then also we have some new projects coming online in 2019 that are also contributing a small amount there.

You might be wondering – do we have anything built in for our rate increases? We intend to file for our rate increase for conservative sake we really haven’t added any meaningful EBITDA for that in the slides. So if you trying to do the math, you’ll notice that we haven’t done that. As we look to the Northeast, we expect to see $325 million of increases in revenue in the Northeast driven by about 40% by growth in the Susquehanna Supply Hub and the rest driven by pretty much every one of our other basins in the Northeast.

On the expense front, we expect our expenses to go up by about $100 million. As you can imagine with the tremendous growth, we see obviously our expenses are going to go up. We’re very focused on increasing operating margin percentage. And we are growing our operating margin percentage in the 2019 but just again with the growth, we’re going to see some natural growth in operating expenses. And we do continue to see a little bit of additional growth in expenses on Transco for integrity purposes.

On the commodity margin side, we expect to see a $25 million follow-up in commodity margins that’s just driven by the fact that in 2018, we’ve had some exceptional results on C3 and C3+. Especially early in the year, we wouldn’t expect for that to continue into 2019, but for guidance purposes, we’ve seen that will come backup and then finally, we show $40 million decline in the West driven by – why we say by the West and some other miscellaneous charges. And I would say this, really does a disservice to the West and part of what’s driving the decline is amortization of some deferred revenue related to a contract that we settled back in 2016.

And so we’ve already received the cash. We’re amortizing that revenue. There is actually an $80 million decline in that amortization between 2018 and 2019. So we factor out that non-cash amortization. The West is actually increasing by about $40 million and that’s driven by some of the great investments Micheal talked about in the Wamsutter and our support of the growth of BP in Southland. We also talked about investments to expand – to support Chesapeake and they’re drilling in the Niobrara. And also to a lesser degree, we’re growing in just about every basin, a supply basin in the West, other than the Mid-Con and Piceance. So we’re seeing great growth in the West.

Talk a little bit more about our fee-based structure, again 96% of our gross margin comes from fee-based sources. And if you break that down 34% of our fee-based sources come from volume driven non-regulated fee-based revenues. So gathering revenues, where we have – we don’t have minimum volume commitments but we do have acreage dedications but we are subject to just the volumes as they come in on those systems.

However, 62% of our revenues, our gross margin is volume protected. 36% of that 62% or 36% of our revenues come from regulated gas pipe fee-based revenues. So those are firm committed capacity on our regulated pipes and the other 26% comes from various types of committed contracts whether it’s minimum volume commitments, cost of service agreements or other capacity agreements.

So we have a very stable and predictable revenue stream that helps us zero in and be very precise and then we’re giving guidance. It has a counter-effect when – other counterparts you have a lot more commodity price exposure when NGL prices are higher, you are seeing some flashy earnings coming out of those groups. You want see those pops out of us because we have such a stable and predictable fee structure. And that’s a structure I’d prefer.

As we look to our growth capital, again, Micheal and Alan pointed to about $2.8 billion per year of growth CapEx and actually we show the exact numbers to the right $3.1 billion of growth capital in 2018, $2.4 billion in 2019 that’s our current guidance. A lot of that spinning, obviously, it’s coming from a regulated growth projects on Transco 53%, another 41% is coming out of the Northeast. Again these are all great projects with very strong returns. We continue to guide the market that we can do this and we can accomplish the level of spending without accessing the equity markets.

So again you might say, well, how can you do that? And also by the way, while maintaining very solid investment grade metrics. How we can do that? First, is because number one, we got off to a really good start in 2017 through our financial restructuring. Another point, I want to make in the Northeast, we’ve historically had very significant investments in the Northeast dating back before 2017.

So the investments we’re making today are very high returning well connected investments. So for example, we see projects in the 20% to 30% range or even higher sometimes on IRRs for investments in the Northeast. Again, because it’s the last incremental investment to bring that volume online to the system, obviously, those high returns build additional capacity on our balance sheet to finance these other projects.

Also we continue to evaluate potential asset sales. Again we sold some – our Geismar asset in 2017. We swapped some JV assets and we saw some cash in 2017. In fact, today we have a small package of assets available – that are out in the market today, mostly idled assets that aren’t important to our ongoing operations and that will bring in a small amount of cash and we continue to look for other probable opportunities like that to bringing cash in to help support our growth, attractive growth otherwise.

And finally, I think a very important point that you can see on the slide is, we’re able to invest a lot – a significant portion of our excess cash flow or I should say it differently, a majority of our growth CapEx can be covered by our excess cash flow. So this slide shows that in 2018, we’re generating $1.05 billion of excess cash flow. So we’ll be able to cover a third of our growth CapEx with cash on hand. When we look into 2019, we’re investing $2.4 billion of growth CapEx and we are going to be generating $1.25 billion of excess cash flow, so really we’ll able to cover one half of the growth CapEx with cash on the balance sheet.

So if you think about that for a second, you might remember back on Micheal’s slides, on Transco, we’re seeing projects with six to seven times EBITDA multiple ranges. If you think about a six times EBITDA multiple or even a seven times EBITDA multiple and you’re financing half of that with cash, that’s the equivalent of a three and a half multiple to your balance sheet. Clearly inside the investment grade metrics that we have with rating agencies, clearly bringing the leverage in our balance sheet and this is one of the key reasons why we’re able to invest so much – so much growth capital and still maintain such strong metrics going forward.

We want to talk briefly about the great work we’ve done on our balance sheet, again if you go back and just started December 31, 2015, Williams has brought its overall debt balance down by $3.3 billion. During that exact same timeframe, we’ve invested $4 billion in new capital, so we de-levered this way, we’re still investing $4 billion in new capital. And of course, we’ve grown our EBITDA during that same timeframe by about 30%, and so the result of all of that as we bought our overall consolidated leverage of Williams down to 4.56 times at the end of the first quarter.

As we think about moving into 2019 or actually by the end of this year that will take up as we complete our spending on Atlantic Sunrise, will end the year around five times on debt-to-EBITDA, but maybe pro forma in Atlantic Sunrise would be below 4.75 times. As we move into 2019, it will hover around four points, below 4.75 times as well, so very strong metrics going forward.

On the financing front, obviously we take a very proactive and conservative approach to our financing as well. And earlier this year, we took advantage of a very strong debt environment. We actually had two debt issuances. We issued an $800 million note in February that was used to refinance an existing note that we had outstanding. We did a 30-year note of 4.85% coupon but effectively extended the maturity of the note that we will repay from 2024 out the 2048. We followed that a couple weeks later with $1 billion offering at Transco, broke into a $600 million 30-year offering with a 4.6% coupon and a $400 million 10-year offering with a 4% coupon. We use $250 million from that offering to refinance $250 million in debt that comes due on Transco in June. And the other $750 million that we use for growth projects through the remainder of the year. Both of those offerings went incredibly well, they were four or five times oversubscribed. We have an incredibly strong following.

And I can tell you, if you look back at what’s happened in the credit markets in the last month and a half or two months, we were very fortunate to issue those bonds when we did and we got in front of a very significant move out in credit rates – our credit spreads. Today, we set with nothing on our revolver, we have a $3.5 billion revolver at WPZ that’s available to us. We have $1.5 billion available to us at WMB on its revolver. We have $750 million in cash and our balance sheet, and we really don’t see any incremental financing activity that needs to be done this year.

And finally, you can pick up from this slide, the next material amount of financing activity really will come in 2020 when we have $2.1 billion in notes that come due. So we have a very strong liquidity and financial position and again we don’t have anything that we need to do for the remainder of this year.

I do want to talk for a moment about the FERC issues that have surfaced over the last six months. And really I want to separate it into two issues. There was – the first issue that came up with tax reform, the tax rates went from 35% to 21% and the impact that has on the rates that we collect. And then there was the second issue that came on March 15, when the FERC revised its policy and no longer will allow pipelines to have an income tax allowances as part of the rate base.

So first, let’s just talk about the tax – the tax reform impact going from 35% to 21%. We talked about this on our year-end earnings call. I’ll tell you upfront, there’s nothing that has changed relative to the discussion we had at the time. You may recall on Northwest Pipeline, we already had a mechanism built into our – we set a rate case on the Northwest Pipe in 2017. That described we’ve tax rates went down exactly the mathematical calculation of what we would owe back to the shippers. We continue to receive the higher rates for the next five years that we’re deferring the revenue associated with an amount that will owe back to the shippers in a five year period following – this first five year period. So in 2023 we’ll turnaround and return this money back to shippers and the rate case that will ensue in 2023. That works out at $24 million a year of revenue that we’re receiving, but deferring on Northwest Pipe.

In addition, you may have noted we booked a $200 million liability, regulatory liability associated with accumulated deferred income taxes. We’re still – still not certain exactly how that will shake out, our view is that we’ll settle that with our shippers when we talk to them again in 2023. And we believe that’s reasonable to do that that way. If that doesn’t happen, I will say that $200 million liability will be amortized over the life of the assets, which are 17 to 20 years, so it’s really not going to be a material impact on Northwest Pipe. But again we don’t expect any changes in the near-term and expect that will be addressed in our next rate case in 2023.

As it relates to Transco, you may recall that on the earnings call that we talked about the fact that even given the rate decline from 35% to 21% and also with the regulatory liability that we booked at $500 million related to Transco, is accumulated deferred income taxes taking both of those into consideration, and including an assumption that we would give back that regulatory liability over a 20-plus year period. We still believe we will file for a rate increase in August and that assumption hasn’t changed.

Now as we move to the March 15 FERC announcements. While, we think the industry in general, I think I had several points they can argue about with the FERC. We think that’s probably going to take a long period of time to settle mid-year probably for that to be settled with the FERC. And obviously we don’t have time to do that. We had a rate case coming to on Transco to file in August. So following that announcement on March 15, we immediately began looking at alternative structures, of things we could do to respond. One of those was setting up a blocker corporation between WPZ and the regulated pipes. Another was a tax free roll-up, the other of course was a taxable roll up, and we looked at NPVs valuations a lot of things as we thought about those scenarios. Of course you can see this morning where we landed – the ideal solution is to do the taxable roll-up.

And as a result, we would be able to file our rate case in August with an indication to the FERC that we will be a corporate taxpayer going forward. And likewise Northwest Pipeline be able to make the same representation. So in doing so we feel like we’ve settled any questions there are around the March 15 announcement by the FERC.

So with that, I want to switch gears and talk about our announcement – our exciting announcement this morning. We reached final agreement last night to acquire all of the outstanding public units of WPZ. This will be structured as 100% stock – a WMB stock for unit transaction. The exchange ratio is $1.494 WMB shares for each WPZ unit or if the transaction doesn’t close in advance of WMB’s record day for the third quarter that exchange ratio will increase to 1.513 times. This results in a total transaction value of $10.5 billion. The transaction has been approved by the WPZ conflicts committee and the WMB and WPZ boards.

And obviously we have screened this transaction with the rating agencies. And I believe if it’s not already been out, I think one of the firms has released a press release, you’ll see something later today I’m sure, but we expect to retain the current ratings enjoyed by WPZ at the WMB level. So upon closing of the transaction, WMB will be investment grade rated and carry the same ratings as WPZ. The outlooks could be slightly different, but will carry the same ratings. This obviously simplifies our corporate structure, and puts us on incredibly strong footing going forward.

So I’ll talk a little bit about the benefits to WPZ and WMB, so let’s first talk about the benefits to WMB. It’s immediately accretive to our cash available for dividends at WMB, it’s clear today WPZ creates and generate significant excess cash flow. We don’t have direct access to that at WMB, unless WPZ with the greatest distribution. This goes away obviously in this corporate restructuring or the merger with WPZ.

Also the second point, as an entity, we expect to have significant distributable cash flow coverage going forward. We’re not increasing the dividend above the guidance that we’ve given you historically for WPZ dividend. As a result, we will see the significant cash flow coverage at 1.7 times and that’s even into 2019 after growing our dividend by 10% to 15% by 2019. That excess cash flow will be able to be redeployed in the attractive high growth projects you’ve heard Micheal and Alan and Chad talk about today.

Importantly and Alan discussed this in his opening comments, it extends the period for which we’re not going to be a federal cash taxpayer beyond 2024. Before our guidance to you is 2021 with just in the normal course with the tax rate decline, but it extends to 2024 and of course beyond 2024, our tax goal will be significantly less as a result of this. It achieves investment grade rating for WMB, as I mentioned, we’ve cleared this with the rating agencies. So we no longer will experience the structural notching that WMB has previously had.

And obviously we have screened this transaction with the rating agencies. And I believe if it’s not already been out, I think one of the firms has released a press release, you’ll see something is smaller than today I’m sure, but we expect to retain the current ratings enjoyed by WPZ at the WMB level. So upon closing of the transaction WMB will be investment grade rated and carry the same ratings as WPZ. The outlooks could be slightly different, but will carry the same ratings. This obviously simplifies our corporate structure, and puts us on incredibly strong footing going forward.

So I’ll talk a little bit about the benefits about WPZ and WMB, so let’s first talk about the benefits to WMB. It’s immediately accretive to our cash available for dividends at WMB, it’s clearly today WPZ creates and generate significant excess cash flow. We don’t have direct access to that at WMB, unless WPZ with the greatest distribution. This goes away obviously in this corporate restructuring or the merger with WPZ.

Also the second point, as an entity, we expect to have significant distributable cash flow coverage going forward. We’re not increasing the dividend above the guidance that we’ve given you historically for WPZ dividend. As a result, we will see the significant cash flow coverage at 1.7 times and that’s even into 2019 after growing our dividend by 10% to 15% 2019. That excess cash flow will be able to be redeployed in the attractive high growth projects you’ve heard Micheal and Alan and Chad talk about today.

Importantly and Alan discussed this in his opening comments, it extends the period for which we’re not going to be a federal cash taxpayer beyond 2024. Before our guidance to you is 2021 with just in the normal course with the tax rate decline, but it extends to 2024 and of course beyond 2024, our tax goal will be significantly less as a result of this. In achieves investment grade rating for WMB, as I mentioned, we’ve cleared this with the rating agencies. So we no longer will experience the structural notching that WMB has had.

And finally it simplifies the organizational structure and we think expands the investment appeal to a much broader range of investors. And obviously, we think it will bring more generalist to our name; people who have a hard time wanting to invest because of the complexity and the governance structures within MLPs’, we think that’s off the table, they can look straight to the great story that we have to tell about our assets and our operations. And also being an investment grade company now at WMB, I think it will attract new investors to the name.

On the benefits to WPZ, of course, it provided a meaningful upfront premium to the WPZ unitholders. As we thought about the appropriate exchange ratio, we believe that was important to go back to March 15 and that we call that the unaffected date. The data that FERC came out with their announcement about the tax allowance in the rate structure. The next day you may recall we came out with a press release that Williams has had there’s lots of things we can do to address this situation, and we have a corporate structure that allows us to do that.

Obviously, I think a lot of people could read into that that there will be a roll-up and a transaction in over the next several weeks. The exchange ratio change WPZ’s price increased significantly relative to WMB. So we thought it was important to go back to that day and say that’s really the right day, we just think about an exchange ratio. From that day, we negotiated and agreed to $13.6 premium, which represents the exchange ratio that we agree to $1.494 times.

In addition, again we mentioned if the transaction closes before WMB’s third quarter dividend record day, the unitholders WPZ also save an extra dividend payments. So said differently instead of receiving four dividends, our distributions during the year, through dividends and distributions will receive actually five, if this transaction closes before the WMB record date. That works out to actually and about 15% increase in the cash the PZ unitholder, otherwise would have seen on a normal course this year versus through this transaction. And it works out to about 1.4% premium if you want to think about it that way so all in the transaction had a 15% premium.

So that talks to the upfront premium to WPZ. Also another benefit to WPZ is it retained the income tax allowance obviously on the regulated assets. As we were about trying to evaluate what the impact of the FERC announcement met Transco and Northwest Pipe, obviously you’ve got – it’s laid in with assumptions you got to think about the accumulated deferred income tax, is that owed back, how long will you have to get that back? What’s the implication of that? I can tell you our best assumption is about, they would have impacted the Transco, Northwest Pipe by $165 million per year. And so is very sizable, it’s not that material, but it was still very sizable and very important for us to resolve that issue.

Another benefit obviously is there is increased pro forma excess cash coverage available to the PZ unitholder that can be reinvested in attractive growth projects. They get to share – the WPZ unitholder get to share in some of the excess cash flow that was setting at WMB, and obviously because of the premium they proportionally own a little bit more of the excess cash flow, so it’s attractive in that way.

Obviously through the transaction WPZ remains and WMB will retain the investment grade rating. And then a final point, I think is an important point for the WPZ, there’s obviously an increase in liquidity inflow compared to the current WPZ units. So we just look over the last 30 days, WPZ has averaged about – not counting today, about $40 million in trading volume during – on average per day, and WMB is average to $160 million. So there’s four times liquidity in WMB versus WPZ, which obviously should be very attractive.

So just a quick snapshot, the org structure is pretty clear, obviously we eliminate a lot of the subordinated structure. Our equity market value at WMB will now go from $22.5 billion up to $32.8 billion, so obviously we hope that this leads to an incremental benefit with a higher rating in the S&P 500, I think that should accrete to our benefit. The enterprise value of the organization is $55 billion and the WPZ legacy unitholders will have a 31.6% interest in the company post close.

Again with the IDR structure, got to put out of the way from last year, the elimination of this more complicated governance structure with the MOP, we expect to see a lot more interest in Williams going forward, especially with the great growth story that we have to tell.

I want to finish with our guidance in the 2019, we of course talked about EBITDA already. When we historically had presented this slide, we’ve given distributable cash flow, for example, for WPZ – net income for WPZ, we are switching this is on the WMB basis. And also the 2018 guidance is done pro forma as if the transaction had occurred on the first of this year, that’s important when we get to the distributable cash flow calculation, because we’re adding and obliviously all the interest expense that Williams’ incurred this year into the DCF count.

So let’s just talk about each one of these for a moment. On adjusted EBITDA, our adjusted EBITDA guidance for 2018 remains the same as what we gave on our year-end earnings call at $4.45 billion to $4.65 billion. Now again that’s for WMB not WPZ, I would tell you WMB only has about $30 million of incremental EBITDA. So it should be and is consistent with the guidance we gave for WPZ. As we look into 2019, we saw the slide earlier on the roll of EBITDA, we’re guiding to a range of $4.85 billion to $5.15 billion on EBITDA that’s 10% growth, phenomenal growth on the EBITDA front.

Again on distributable cash flow for WMB that’s similar to the WPZ distributable cash flow, of course with the added interest cost from WMB. We’re providing guidance of $2.6 billion to $2.9 billion for 2018 growing to $2.9 billion to $3.3 billion in 2019. So also incredible growth in our distributable cash flow, we’re still targeting 10% to 15% annual dividend growth this year, we’re at 13.5% I think it’s the exact number.

I mean in 2019, we intend to continue with 10% to 15% dividend growth into 2019. And in both periods we expect to still maintain because of the significant distributable cash flow, significant excess cash coverage. We have 1.6 times coverage in 2018, works out to $1 billion of excess cash flow. And we’ll have 1.7 times coverage in 2019 that works out to $1.25 billion of excess cash flow.

Of course, we are updating our growth CapEx guidance in the year end earnings call. We had guided to $2.7 million of total growth capital, we’re increasing that to $3.1 million, $400 million of new projects which Micheal and Alan talked to, about half of that comes from growth in new investments in our Northeast, especially in the Susquehanna Supply Hub, and as well as the investments that Alan or Micheal addressed on our Ohio gathering and processing assets including the NGL pipeline that we’re building.

In addition, we’re spending additional money in Wamsutter in Wyoming, at the support staff and its drilling. So again a $400 million of new capital, $3.1 billion total for 2018. And in the 2019, our guidance is $2.4 billion of growth CapEx.

And finally for the leverage standpoint, as we go to the end of this year, our leverage should end the year around 5.0 times on debt to EBITDA, that’s a GAAP basis calculation. I will tell you again, because of the Atlantic Sunrise not contributing a full year of EBITDA and the significance of the EBITDA that comes from Atlantic Sunrise, if you pro forma that end, it’s really more in the range of 4.7 times debt to EBITDA.

And I can tell the rating agencies, we talked to them about that, given that these are firm committed capacities on our Atlantic Sunrise, they also give us credit for that once the project’s in service. And as we look to 2019, and our debt to EBITDA ratios there, they will be inside of 4.75 times as well. So I think that’s the content of my presentation. I guess we would open it up. John?

Q&A

<A – John D. Porter>: You know the drill. We’ll have three mics in the room, and please wait for a microphone for your question, and give the guys a couple of minutes to get here. Thank you.

<Q – Shneur Gershuni>: Shneur Gershuni with UBS. Just wondering if I can ask a question about your dividend philosophy on a go-forward basis now that you’ve rolled up? You’ve elected today not to step up dividends for the 7% accretion. But that being said on a go-forward basis, I realize you’ve given some guidance with respect to it, but how do we think about it philosophically in terms of how much self funding you want to achieve? I think based on your numbers you’re over 50% self funded. Is there kind of a target? I was just wondering if you can give us some colors to how you’re thinking about it philosophically.

<A – Alan Armstrong>: Yes, I’ll take that at a broad level, and then ask John to fill in what I miss here. But generally, we are targeting to hit the BBB flat level one on credit rating and so that’s ultimately where we want to get to. And so retaining that capital and investing that cash as equity in those projects gets us there quicker. But I would also remind you that we still have a 10% to 15% growth in dividend in WMB as it is. So, I would say tell you that’s a hefty growth rate that we have in there for 2018 and 2019 as well.

So, I think in terms of what we’ll do in the future, we’ll be very dependent on what our growth opportunities continue to look like out there in the future, and it will be a capital allocation decision as we get into the back half of 2019, we’ll have a decision there about how we want to allocate capital. We certainly understand the pros and cons of that, but I think the simple way of thinking about it is, holding that – getting to and holding at BBB flat at the consolidated level, and then beyond that it’s going to be a decision about how high the return term projects are, and how much we want to invest in growth in the future versus contributing cash back to the shareholder, so that’s – that will be the decision when we get to the 2019.

<Q – Shneur Gershuni>: And as a quick follow-up, in your opening remarks, you’ve spent a lot of time talking about LNG and how bullish you are. Are you interested in moving more in that direction either potentially acquiring some LNG export assets or investing in LNG export assets?

<A – Alan Armstrong>: I would say today it looks to us like the better risk return on a invested dollar return that we’ve got better opportunities, just because we have so much competitive advantage that we’re working off of that it’s hard for us to look at that, and think that the returns in that particular on a risk adjusted return and how long it takes to develop.

I’ll remind you, we have a vantage point into that obviously at Jordan Cove, where we have an option on that investment, and we’ve seen how long it takes to develop a project, and all the risk capital it takes on the front end. And I would just say given that, it doesn’t stand up very well against the investment opportunities we have in our business today. So, I would say, as long as we have plenty of opportunities out in front of us right now that continues to buy that kind of return opportunity. We are more than happy to be selling picks and shovels to the miners in the way of doing the pipeline business in that regard.

<Q – Shneur Gershuni>: Great, thank you.

<Q – Danilo Juvane>: Danilo Juvane with BMO. I wanted to ask John a question. Last time you had a roll up transaction announced, clearly you were not here, but there was $6 billion basis step up, and $2 billion in cash tax savings to be realized over the 15-year period. What does the math look like in this algorithm?

<A – John Chandler>: This is a $15 billion step up, actually $14 billion step up in basis for the company. Probably we won’t quantify the NPV step up clearly other than to tell you the extension of the tax deferral that’s beyond 2024, but overall with company it’s a $15 billion step up into traditional base.

<Q – Danilo Juvane>: Thank you.

<Q – T.J. Schultz>: Hi, T.J. Schultz from RBC. There’s a pretty wide range of forecasts for Northeast production growth by 2022. Just what may bias you or what bias their projections to the higher end of that range? And if production growth is lower how may that kind of change how you look at pace of projects or maybe tell your view towards M&A as a greater focus moving forward?

<A – Alan Armstrong>: Yes. Well, first of all, I would say, our vantage point right now based on the minimum volume commitments that we’re getting from the producers that are back in the projects that Micheal spoke to, give us a lot of confidence in the near-term growth, and a lot of that is frankly is in the Southwest area, they’ve got very good returns right now on the rich gas development, in Southwest PA area driving a lot of that. So, if you noticed a lot of the expansion opportunities we’re doing right now are around processing, and so we’re picking up a lot of new processing obligations that are coming with minimum volume commitments. And so, I would say we’re not having to speculate very hard about that growth, because people are putting real dollars and cents on the line in terms of backing those obligations.

In the Northeast, so in the Susquehanna County and Bradford County areas, we understand the obligations that producers have downstream, and they are making very significant economic obligations to back our expansions in the Northeast as well. And so people are definitely putting their money where their mouth is in terms of the producers, in terms of standing behind the volume growth that we’ve got built in there. So, I think a lot of that is just – if you think about the Permian versus the Northeast, the growth and the demand is coming on, it’s very obvious, we’ve certainly seen it on the Transco system, and there are those obligations to the pipelines downstream to meet that.

The issue that you have right now in the Permian is you get 2 Bcf a day with Kinder project that comes on and maybe 2019 or 2020, there’s a lot of demand growth in between now and then.

And so, if you’re only getting 2 Bcf a day every other year coming out in terms of pipeline expansion coming out of the Permian something else has got to fill in.

The issue that you have right now in the Permian is you get 2 Bcf a day with kinder project that comes on and maybe 2019 or 2020, there’s a lot of demand growth in between now and then. And so, if you’re only getting 2 Bcf a day every other year coming out in terms of pipeline expansion coming out of the Permian something else has got to fill in.

So regardless of whether the gas supplies might be there or not, the pipeline infrastructure is going to have to come along and granted I would completely agree that it’s a lot easier to build the pipelines in Texas than it is in the Northeast, but it still takes time and big commitments to build those big pipeline infrastructure. So, I would say here for the next several years in the Northeast, I think the growth trajectory is very clear in our mind based on the obligations we’re getting from producers on to our systems that are backed by real economic commitment on their part.

<Q – T.J. Schultz>: Okay, thanks. Just shifting gears one last one. You’ve mentioned looking at a Blocker Corp as one option to deal with – for a policy change. If you could just provide any color on what some of the hurdles were to that route and or what made the role up more attractive?

<A – John Chandler>: Sure. First of all, if you think about setting up the blocker corporation, you’re addressing it specifically is where is Transco 50% of the revenue stream is under negotiated contract, and it’s unaffected by the tax law change. And so you would be effectively agreeing to tax 100% of a revenue stream to take care with 50% problem. And so, as we look to that it and started thinking about you could redeem or recover the revenue stream related to the FERC ruling but would lose it all in tax payments in the corporation. And there’s really not an effective way to shield the income there too.

So we thought about you could obviously put debt on a Blocker Corporation, try to lower your tax bills, but the offset of that it changes your rate base structure as you negotiate rates you have more debt, that’s not attractive when you’re negotiating rates. And in addition to try to get the cash out of the Blocker Corp, if you ultimately at the end that you can repay debt initially, but eventually you got to dividend that out and you got to pay two taxes, which you’re going to pay a tax to corporation and a dividend tax to get the cash out. So it’s just not – it just wasn’t an attractive structure.

<Q>: Of the wet gas Marcellus obviously is really doing well and driving some expansion projects, very attractive. But wet gas Utica hasn’t done as well, but did I hear correctly that the assets that you’re considering divesting are in Utica and I’m sorry…

<A – Alan Armstrong>: No, no, we didn’t mention that. I think the only area the asset sales that we are looking at are purity pipes in the Gulf Coast area that were kind of leftovers or remnants from the NGL and petchem business units. So we have a lot of little purity pipelines in and around the Houston Ship Channel that were used to market, merchant ethylene of the gas for system, and so that’s the primary use, primary purpose of those pipelines.

<Q>: Okay, I got you there. So maintaining that the Utica operations which you have, but recognizing they haven’t really taken off. How would you handicap getting up to the upward end of that 11 Bcf a day particularly at those richer margins if the Utica wet gas doesn’t take off?

<A – Alan Armstrong>: Yes. We will see some growth again very transparent too is just because the rigs and the work that we have to do on the gathering system. So we will see some growth in the Utica region, but it’s not anywhere near the growth, sustained growth that we think that will see in the Marcellus wet as well as the dry Marcellus. And so – but one thing we are doing to complement that as you saw in Micheal’s presentation is we are connecting the liquids from rich Marcellus up to that fractionator around the UEO system, and so we’re utilizing that capacity that the Momentum Midstream built and that we own 62% of now.

And so great use of those assets and a great example of how we’re going to continue to integrate between Blue Racer, our wholly-owned assets and UEO, and that’s hard to tell you, is just kind of a first step of the integration of those assets up there. So, said in another way, we’re going to take advantage of some of that excess capacity that we don’t expect the rich Marcellus to grow into any time now, but we do think that the growth rate that we’re seeing right now in the rich Marcellus is faster than we expected it to be when we talked about this last year, the rich Marcellus is a little bit slower than we expect – sorry, rich Utica, thank you.

<Q>: And last question relating to wet gas in general. Alan, you had mentioned in your opening remarks about an additional 2.8 Bcf a day of ethane recovery. How are you all positioned to maximize your own margin from the expanding ethane uptick?

<A – Alan Armstrong>: Yes, maybe I’ll have Chad talk about it. Chad’s been working on our NGL development on this.

<A – Chad Zamarin>: Yes. I would say, over the next 12 to 24 months we do expect ethane to be in much larger recovery mode. Up in the Northeast, we’ve got a pretty well integrated system that actually gives us good access to market. In our West G&P business, we are continuing to work on projects that will allow for recovery of ethane and getting ethane to market including all the way down to Moundsville, so some of those projects are still in the pretty early development stage.

But I would tell you that we’re very focused on we talked about the integration of the assets, we will continue to integrate our assets and look for opportunities to tie those assets to more liquid markets. So in the Northeast, you’ll see more plumbing across the different geographies to make sure that we can access those markets. And then on the Western G&P side of the business areas we see the opportunity go in the recovery mode, you should expect to see a solve for that need to take that ethane to market, and I think it is good netbacks for those G&P businesses.

<Q – Jeremy Tonet>: Jeremy Tonet, JPMorgan. Just want to go back to the Permian pipe here, and wondering if you could expand a bit more on what that can look like. Is it definitively an interstate? Could be an intrastate? Could this be a JV? Could this be the start of something more? And then kind of at a higher level, how are you guys thinking about basin diversification at this point, I mean, you obviously have tremendous position in Appalachian, but does it make sense to kind of widen basin diversity, what can you share there?

<A – Chad Zamarin>: Yes, I’ll let me start, and then let Alan and others chime in. First, maybe on the basin question it also relates to the earlier question, one of the things that’s also in addition to the growth in Northeast that will be unique is that you’re creating a treadmill that’s going to run faster, and faster. So as that growth increases almost irrespective of how big it gets within a few Bcf a day it’s going to require a tremendous amount of ongoing activity just to maintain the volumes that are going to be coming out of the Northeast. And you work kind of a treadmill repair company, so we’re going to be doing – continuing to do work even in just to maintain that large production mode.

That said, as I spoke, we are not ignoring other basins. We’ve actually got a pretty strong footprint across most basins. The Permian is an area where we do have some legacy assets that we still operate, we did an exchange last year that changed our footprint a little bit, but we do understand that basin.

On the Bluebonnet Market Express project, that project clearly will create a funnel towards the market from the Permian Basin. We’re going to look for opportunities to leverage that platform for additional expansions. We believe – I will tell you that we’ve looked at multiple routes to the Transco markets. Kinder has sanctioned the first project to South Texas. There’s talk about additional expansion of Corpus Christi. We see that if an additional expansion of Corpus Christi were to occur because of our infrastructure going all the way into South Texas, we have things that we can do to be a bigger player there as well.

In fact to the point of we do like the basin diversity that own our existing footprint offers. We like the power of the Northeast system that continue to be a growth engine for us, but we also see the ability to use our market access to attract growth pointed from other basins. And the Permian is going to be a story of where – again, I mentioned in my talk, I don’t expect us to go out and speak this, and just do a one-off Permian deal. I mean, that’s not I think a smart business move for us, but we try to aggregate supply in the Permian, and pointed towards infrastructure that delivers it to our downstream markets, those are things that we’re going to look at.

We’re not going to pay nosebleed prices to do that. We’re not going to – have to compete with our capital across our enterprise, but we’re going to continue to try to position ourselves so that we can layer in growth opportunities as we see things shift across our entire portfolio.

<Q>: And, as far as being interstate, intrastate?

<A – Alan Armstrong>: Yes, it is. We will build as an intrastate pipeline and then shortly after commencing service, we will file for 311 interstate service. So we will be able to build it as an intrastate, but we will also be able to provide interstate access, interstate transparency. And so we believe we’ve got the regulatory solution to kind of get invested in both worlds and we are even exploring how we can even further expose Transco markets all the way back to the basin.

<Q>: And would joint ventures be of interest to you?

<A – Alan Armstrong>: Yes. I think likely as you’ve seen in the Permian, as a project of that size we have seen an interest from several potential partners. I would say, as you would expect those partners would likely need to bring something for the table, but we would expect not to have to carry the entire freight of the project. I would say that we still going to target attractive returns on that project, but we will likely share some of the freight with partners.

<Q>: Got you. And just one more on the credit side, if I could. As far as getting that BBB framework that you’re working for, what type of leverage is that exactly? And then as you’re folding in things, how does it work on the bond side? Does the WPZ revolver go into WMB, whether there would be cross guarantees or just mechanically how does that work?

<A – John Chandler>: Yes. Our plan is to roll PZ and initially there could be some cross guarantees, but we will roll PZ and WMB will later go away. As it relates to the credit facility, we’ll replace the credit facility at the WMB level, resize it. Today we have $3.5 billion at PZ, $1.5 billion at WMB, and make sure that we’ve landed on exactly the size, doesn’t need to be $4 billion or $5 billion, but it will still be sizable for this transaction.

As it relates to where do we need to get to the BBB, I think you’ll find today when it’s announced that we’re there with one agency today, but there’s a pretty clear guide test, it’s part of the discussion that they see us needing to operate around for 4.5 times using their calculations, which easily have 2 or 3 times turn to it.

And so we suggest on a GAAP basis, we need to drive inside 4.5 times. So that would be a long-term objective of ours as to get there. We’re not going to get there day one, we’ve got a lot of investment going on, so it will take some time. It’s part of the algorithm that Alan started off talking about want to look at dividends too and our desire to drive there.

I can tell you we have a desire to drive there though over the long-term and we will get there. At the same time, at a BBB minus level or the AA3 level, I think we’ve got a lot of capacity as a company. So we are not living on the edge by any means in the investment grade category, but we certainly want to drive towards that mid-tier level.

<Q>: Great, thanks.

<Q – Dennis Coleman>: Dennis Coleman, BofA Merrill Lynch. Thanks for all the information today. My first question is, I’m wondering if you could just help us square the $20 billion backlog with the run rate spend that you have out there of $2.5 billion to $3 billion. That’s a six-year plus horizon, it seems sort of long for the kind of project we’re talking about. Why don’t you just talk about that a little bit?

<A – Alan Armstrong>: Sure. Well, first of all, I would say that in general that $20 billion doesn’t always – isn’t always something that’s a guarantee. So that is a portfolio, some will fall-in and some will fill-in, and I would tell you that what has been happening is our capital allocation process is actually pushing projects out that we could otherwise invest in. So said in another way, it’s not that the opportunity available to us, but it’s not producing the kind of risk in return that we think would make sense.

And so I think generally a lot of that just get weeded out by our capital allocation process, but it’s nice to be in that situation. I can tell you that we feel pretty confident that we’re investing above where the market is, because a lot of times its partners that that we have projects in that they want to invest in a lower level than we do and so it tells me that probably our investment opportunities are probably outsized to a lot of our partners in terms of that risk return.

So, but it does continue to build for us, and there are some pretty long dated projects in there, particularly as you get out in the deepwater. There’s some big projects out there that are 2022 kind of timeframe in terms of that investment, right. So it does get pretty far out there in terms of that window. But right now I would say if the number of opportunities is building faster rather than slowing down, and I would say our portfolio is actually building.

One thing though that, we have been working on as a team, and in I think it’s become very evident to us is that the private equity and particularly the infrastructure fund money because there’s a little bit of difference between the typical private equity groupings today and these infrastructure funds, the infrastructure funds are willing to invest at a much lower return level than we are, and I think that a lot of the public company money is. And so we are finding a lot of projects that we wouldn’t want to do ourselves and we don’t think the risk-return profile is quite right, but the infrastructure funds are very happy to take lower returns and so – and they’re looking for good operators with advantages and good project opportunities.

And so I think you’ll continue to see us able to expand our footprint, where somebody else’s doing most of the heavy lifting on the equity side of those dollars. And so w’ve had a couple of deals that have come pretty close on that and I think we’ll continue to look at those opportunities, because it really allows us to expand our footprint and it continues to build our portfolio out even further in time, as those entities may want to liquidate further out in the future. So, all the way I answered your question.

<Q – Dennis Coleman>: Okay, that’s very useful. Second question, maybe just coming back to the leverage question and the leverage target. I’m wondering if you could talk about, it does seem in the market that lower leveraged competitors trade at a higher multiple on the equity side, wondering how you’re thinking about that balance and the BBB target versus maybe even higher BBB plus?

<A – John Chandler>: No, I mean, we agree obviously that lower our leverage is I think more safe and reliable that view our earnings stream to be. I think given the scale and the size of this organization, I think there’s a lot of trust and faith in Williams in returning deliverability. So I would feel – if I were a much smaller company I’d feel like there’s more pressure to want to BBB, but we certainly drive an endeavor and want to be there as a company and we do think that drives an incremental valuation overtime.

<Q>: Yes, good morning. When you talked about integrating the assets, how big an opportunity exactly that actually be, and if you could quantify it at all? And the second sort of part of that question is potentially how big a disruptor could that be for the organization? How do you execute something like that?

<A – Alan Armstrong>: Are you talking about the integration in the Northeast?

<Q>: Well, actually, more broadly.

<A – Alan Armstrong>: Okay.

<Q>: Yes.

<A – Alan Armstrong>: Well, I would say, probably the easiest place to think about it in a narrower sense probably is the Northeast. And so in that area we’ve got three different organizations operating. We’ve got – we operate the Ohio Valley Midstream area where we have processing, fractionation and gathering. Caiman operates Blue Racer Midstream and they have a gathering process and fractionation. And then we have UEO, where Momentum Midstream operates processing and the fractionating, we operate the upstream gathering. So there is a tremendous amount of opportunity and a lot of it is going to blow down to capital of voidance.

So our ability to integrate across these systems and charge a rate that allows the producer to get to the very best markets that they want to on a daily basis, but at the same time us not to have to invest a lot of excess capital and having any excess capacity sitting around systems is big – is a big promise for us.

And so I think, that – when we think about integration it would be a matter of bringing that into one management team, reducing the operating – the overhead costs associated with those operations, and at the same time making even better services available for our customer, such that we’ve become really, really hard to compete with.

And I think we’re seeing that, we’re starting to see that the signs of that. And so I do think there’s a lot of opportunity there, some of them will be an expansion of the business because we do offer all of those options, and part of it will be in – let’s take the UEO and OVM example. We had customers there who loved our gathering services, thought we did a nice job in terms of reliability and we’re doing a great job on the processing. So we had the right assets in place for the gathering and processing.

The fractionation in the NGL markets were disadvantage relevant to some of our peers, but as soon as we opened up the ability to deliver those products out of the UEO facility, all of a sudden we became the advantage processor as well on the gathering process because we had the right market outlets. And so that’s a good example about how we’ll build or grow the business on the back of that.

And if you think about it broadly, I would tell you this team thinks every day about our assets as one grouping of assets. And so whether it’s how the Permian complements Transco, or it’s how our deepwater Gulf of Mexico operations compliment Transco and the ability to get gas in very best markets, that’s why we think about the business every day.

So I don’t see its being a very big disruptor in terms of the way these teams thinking about it. It may and maybe obvious to you that in the past we would have presented this and you would have heard from three different operating areas and each kind of with their own flavor on what they were doing to drive value.

I think it’s very apparent to me watching in terms of the kind of values that Micheal is bring to the organization in terms of thinking about our operations, more collectively. Also though from Chad, he’s looking across all the commercial opportunities that we have both in terms of what the best return projects are, which really helps us see where we should be allocating on capital, but he’s also providing guidance broadly across the organization commercially about where we’re seeing the opportunities. And so I would say this team is operating in a very integrated fashion today and I don’t see it being that disruptive towards that.

<Q>: Thanks.

<Q – Jean Ann Salisbury>: Hi, Jean Ann Salisbury from Bernstein. Many of the other midstream companies trying to build Permian gas pipelines have expressed frustration at the pace at which the E&Ps are willing to sign up. So now you’ve kind of entered that freight, can you shine any light on this, seeming lack of enthusiasm especially versus the oil side and have you seen that changing at all over the last few months?

<A – Micheal Dunn>: Yes. Having been at Cheniere and responsible for domestic gas supply to our terminals, I’ve spend a lot of time with the producers and it’s been a different paradigm shift for them, the Northeast started it, but they lived through decades of demand paradigm within our industry. I would say that when the basin does what it has I think it stimulates the desire. But, even in the Permian there are only going to be a few of the large companies that have the sophistication to look long term-enough to be willing to make large pipeline commitments.

And in creating a basin clearing project is different than just creating producer – concentrated producer specific projects. And so it’s not a surprise to us, I think as we’ve looked at it, it takes time, it takes perseverance. You are hurting enough to get a 2 Bcf a day project built, it’s not going to be done off the back of one or even two counterparties, it’s going to require the collective commitment. I will tell you though that as I mentioned the 4.5 Bcf a day of interest in a solution for a second project that’s incremental to the commitments that have been made to the kinder project.

And nothing will ever move as fast as we would like them to, but there is absolutely going to need to be additional takeaway out of the basin. Now I think it’ll be interesting to see if it can be efficient enough to avoid disruptions in the basin, it’s very chunky, bringing on that supply and it’s hard to build things when you’re talking about that scale. But we have clearly seen the conviction and I think of the project, commitments will be coming.

I would also say, we took a long look at the Permian and wanted to figure out where it made the most sense for us to focus our energy. And I will tell you that the long haul pipeline business is probably – it sounds competitive, it sounds like there are a lot of projects out there, but it hasn’t been the most competitive space for new basin kind of large Greenfield project development. And so we like that, we like it as an opportunity to be competitive in maybe a less frenzied environment. But I think it also means that projects like the Permian are different than what most midstream companies and producers have been working on their larger scale base and clearing, so you’ve really got to get everyone herd in together. But we’re pretty confident that by Q3, Q4 of this year a second project get sanction, we are going to compete hard for that to be a project pointed towards our markets.

<A – Alan Armstrong>: If I could add to that. If you recall the chart that Chad had in his presentation at Ohio basin blow out, if you look at that trend of that back that gets worse and worse and worse. And I think the pain is coming – that oil does not come out of the ground if these gas pipes don’t get built out of there, because they can’t clear the gas, the gas has to be clearing that Waha reservoir basin out there and the oil doesn’t come out if the gas doesn’t come out. So projects will get built. We think we have a certain ability to differentiate ourselves from the pipe in between the basin and the markets and I think that’s a differentiator that we will be able to prove to the market.

<Q – Jean Ann Salisbury>: Thank you.

<A – John Chandler>: I would just add. I’ve been around with Chad going on some of these visits at senior level management and some of these teams, and I’ve been really positively surprised by the reception that we’ve gotten on the project. But there’s two key reasons; we’re not coming in there and saying, hey, we’ve got your gas captive, we’ve been gathering your gas and we’re going to force it on our pipeline. We’re coming in as a very honest broker into the area with a solution.

But most importantly we walk in saying we’ve got a pipeline that short supply, and we’ve got customers who have supplied back into the Katy and we get your gas via – or some existing right away through the Katy area, we can get your gas into that market with 475 clearing to the South, and 750 clearing to the East on Louisiana, and we can easily expand further to the East by picking up old pipe, putting new pipe and through that right away through that very pricey right away through Houston, if we need to.

And so they’re hearing a very different story than they’ve heard; if just it’s a me-too and we’re going to send you [indiscernible] (3:36:50) and you can figure out what you can do with your gas there. So we have a very – I’ve been – Chad has done a really nice job of prepping the battlefield because if I’ve gone in, then it’s like, this is Chad, what’s the deal? So, anyway, I would just start with the very positive amount of reception we’re getting from some of the key producers out there.

<Q – Jean Ann Salisbury>: Thanks for the color.

<Q – Frank Greywitt>: Hi, Frank Greywitt from DWS. I’m interested in the softer side of Williams, if you will. A lot of my base investors are increasingly asking me about environmental, social and governance policies for the companies in which I’m invested. You talked a lot about the environmental side and I can score the governance side. Could you talk a little bit on the social side? What you’re doing or have done to increase diversity both racially and through gender?

<A – Alan Armstrong>: Sure. I would say, if you look back to our starting at our Board of Directors, we’ve had – historically had a very strong female and minority population, We head through all the changes, we went through this last year, we were down to two female directors. And Jan Stoney just retired here this last and she was 77 and so she had already pushed past our typical mandatory age. 19 years of service for the company, and by the way, probably one of the better directors I’ve ever been around, and so really pleased with her efforts.

But I would tell you, we are working hard and I think here in the very near future you’ll see that we’re able to backfill that with more diversity there as we backfill her position and that hasn’t been announced yet, but I feel pretty confident being able to say that. And so I would tell you we’re pretty focused on that at a board level in terms of that diversity. I hate to see us backup from where we were, we used to be about 40%, almost 50% actually was diverse or female directors on our Board and so we’re working hard to do that.

I would tell you on the management team side, Robyn Ewing retired earlier this year, she was Head of our HR and IT and she retired earlier this year. And so we are looking to replace that position and it is something we keep a close eye on and we actually report to our Nom & Gov Committee, every Board meeting about how we’re doing in terms of keeping leadership positions filled on the social side. So it’s something we focus on. It is very challenging I’ll tell you that. And – but it is something that we constantly work on in terms of bringing leadership forward within the organization.

So we don’t just talk about it, I would tell you we’re very active in managing it. And you know on the ESG side, I think we need to do a lot better job because I think we do a ton as Williams about doing things the right way, and we probably need to do a better job of publishing that, frankly. But I think we’ve got a lot to do write about there, frankly, because we do a lot of – wherever we are, in whatever communities we’re in.

We do a lot to support the communities and to address the environment in a very positive way, that actually when we get it done I would tell you like on Atlantic Sunrise, the actual water quality in that area is going to be improved from when we started the project because we agreed to relocate some effluents on some poultry farms out of some critical streams areas there, completely at our cost, but actually will dramatically improve the water quality out of that area.

So you don’t hear that from that going on very often, we weren’t forced to do that. But we chose to do that to show what a good neighbor we are in those areas. And I do think we need to put more pressure around that frankly. Thank you.

<A – John Chandler>: And maybe I’ll just add. Obviously, it’s never easy, but we’re investing in our government affairs and outreach function. If you get a chance to meet her, Amanda Campbell who’s here with us, joined a few months ago as our Vice President of Government Affairs and Outreach. We’ve restructured our corporate communications and charitable giving organization. We’ve re-launched our corporate social responsibility function, re-staffed it and have new resources that are available today on our website that are going to be increasing over the near-term.

And that being new to toilsome being new to the company over the last 10 months, I can tell you that I don’t think we advertise enough what we do because I’ve been blown away by the amount of charitable work that the organization does; but also the amount of focus that we have on diverse candidates for hiring and I’m trying to continue to increase the diversity within the company.

<Q – Christine Cho>: This is Christine Cho at Barclays. I just wanted to make sure I understand the network in the Northeast. When you say you’ll be diverting volumes from Moundsville to the UEO fractionation, I think you mentioned that the producers have the marketing rights. So there shouldn’t be any margin uplift for you, it’s just that you’re attracting customers to come on to your system because the network is better, is that how we should think about it?

<A – Alan Armstrong>: That is correct, yes. We process for a fee and so those Williams’ NGLs are marketed by the producer customers.

<Q – Christine Cho>: And then can you remind us what kind of pipe connectivity you have at the UEO facility?

<A – Alan Armstrong>: The NGL connectivity?

<Q – Christine Cho>: Right.

<A – Alan Armstrong>: I think I had maybe a graphic in that one chart where we were showing the NGL takeaway capacity. Christine, I don’t know that I could exactly quote which pipelines there, but there’s a lot of NGL takeaway capacity out of that facility.

<Q – Christine Cho>: Okay. And what was the impediment for having the same kind of connectivity out of Moundsville?

<A – Alan Armstrong>: Moundsville is in a tough location. It’s right on the river – the Ohio River. There’s not the ability really to build. There’s not an aggregate of volume there. I think we have a 30,000 barrel per day capacity there. And so being right on the river where it was is very difficult for us to expand that facility. The capital wasn’t very economic to do that where it was. It’s really – it’s right on the river, it’s got rail right on the river too. So it’s really kind of bound on all sides by the forces that don’t allow it to experience. So it wasn’t really economical to expand there.

<Q – Christine Cho>: And then lastly, could you share what the utilization at the UEO fractionation hub is currently for the fractionation facilities?

<A – Alan Armstrong>: I did not share that.

<Q – Christine Cho>: No, I’m asking if you could.

<A – Alan Armstrong>: Okay. I believe it was – I want to say it might have been in the 30s, Christine, if I recall that correctly.

<A – John Chandler>: That’s on the fractionator.

<A – Alan Armstrong>: On the fractionator side, yes. 30%, 30-ish percent.

<Q – Chris Sighinolfi >: Hi, guys, Chris Sighinolfi with Jefferies. Just a couple of questions I think primarily for John. The MVC, I think I heard you talk about the – just the amortization of that, the step down next year, I think it was around $30 million in the first quarter or so, they were running somewhere at $120 million to $130 million. Did you say it was going to step down by $80 million next year? Is that the expectation?

<A – John Chandler>: Between $80 million and $90 million – $80 million, that’s correct.

<Q – Chris Sighinolfi >: Between $80 million and $90 million in the next year, okay. And then as it pertains to the commodity margin portion of the guidance, do you just look – you had mentioned C3+. Did you just look at the forward curve there? And then as it pertains to that, what sort of ethane uplift might you have now that you’re along that post customer sale?

<A – Alan Armstrong>: We look pretty much in the near-term on the forward curve.

<A – John Chandler>: Yes. The reduction there is based on just forward to forward curve. And there is not ethane margin built into there because the – right now coming out of the West were constrained, over impasses running on, curtailment has been running on curtailment for over a year now I think. And so we don’t have any room to put incremental ethane in over impasses right now.

So some of the projects that are coming on out of the area, whether it’s DCP, with SemGroup on the White Cliffs conversion, which we do know is really interesting opportunity, provide us a way to get excess ethane out of there that is not built into our plant today. And we have about 40,000 to 50,000 barrels a day of available ethane, most of which is curtailed behind pipe right now, and so that would be an incremental margin opportunity for us.

If the pricing is good enough to pull, I think it will be, I think – if you look at fundamentals, I think ethane is a much better bet in terms of margin improvement right now than propane and heaviers are because I think we’re going to be watching propane and heaviers. And so, but I think ethane is going to start that pull. And people think that ethane is there and it might be, but there’s not enough pipe; whether you’re talking about the Permian or you’re talking about the Rockies, there’s not enough pipe to get that ethane to market right now.

<Q – Chris Sighinolfi>: Okay, that’s helpful, thank you. I guess, with regard to requirements to close you talked in the release obviously about it, delta and the exchange ratios, if you get everything completed in time for the record date for the third quarter dividend. I was just curious given that I’m assuming it will be fairly short order where we’ve seen in S-4 and the standard timeline to a vote. But anything else we should watch for on that front?

<A – John Chandler>: Not really. I mean, yes, we will file an S-4 in short order. And you’re right, it’s anybody’s guess how long the SEC takes to review that in that exercise. We think it’s reasonable that the transaction could close before the third quarter record date, but obviously that’s something to SEC review.

<Q – Chris Sighinolfi>: And I hate to ask it, but we’ve been here before, so is there a breakup fee that we all should know about?

<A – John Chandler>: There is a breakup fee associated with transaction, yes.

<Q – Chris Sighinolfi>: Did you quantify that today?

<A – John Chandler>: Yes. In the 8-K we filed – so later today the 8-K will be filed, you can see that in the 8-K.

<Q – Chris Sighinolfi>: Okay, than you, again.

<<John D. Porter, Vice President of Investor Relations>>

Okay, I think that’s it. So let me just wrap. First of all, let me say a big thanks for everybody being here. We appreciate all the interest in the company. This team is really excited about what we’ve got ahead of us right now, a lot of great opportunities, and we appreciate all the continued support from our investors and our analysts. So thank you all for being here today and hope you’ll have a great afternoon.

Important Information

This communication includes information about an agreement for the acquisition by The Williams Companies, Inc. of all publicly held common units of Williams Partners L.P. Williams and WPZ security holders are urged to read the joint proxy/consent solicitation statement/prospectus regarding the proposed transaction when it becomes available because it will contain important information. Investors will be able to obtain a free copy of the joint proxy/consent solicitation statement/prospectus, as well as other filings containing information about the proposed transaction, without charge, at the Securities and Exchange Commission’s (the “SEC”) internet site (http://www.sec.gov). Copies of the joint proxy/consent solicitation statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy/consent solicitation statement/prospectus can also be obtained, without charge, by directing a request either to The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172, Attention: Investor Relations or to Williams Partners L.P., One Williams Center, Tulsa, Oklahoma 74172, Attention: Investor Relations.

The respective directors and executive officers of Williams and WPZ may be deemed to be “participants” (as defined in Schedule 14A under the Securities Exchange Act of 1934, as amended) in respect of the proposed transaction. Information about Williams’ directors and executive officers is available in Williams’ annual report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 22, 2018. Information about WPZ’s directors and executive officers is available in WPZ’s annual report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 22, 2018. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy/consent solicitation statement/prospectus and other relevant materials to be filed with the SEC when they become available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Forward Looking Statements

The reports, filings, and other public announcements of Williams and WPZ may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in-service date” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	The closing, expected timing, and benefits of the proposed merger of WPZ and SCMS LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Williams (the “Proposed Merger”);

•	Expected levels of cash distributions by WPZ with respect to limited partner interests;

•	The levels of dividends to Williams stockholders;

•	Our expected financial results following the Proposed Merger;

•	Future credit ratings of Williams, WPZ and their affiliates;

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Expected in-service dates for capital projects;

•	Financial condition and liquidity;

•	Business strategy;

•	Cash flow from operations or results of operations;

•	Seasonality of certain business components;

•	Natural gas and natural gas liquids prices, supply, and demand; and

•	Demand for our services.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this presentation. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Satisfaction of the conditions to the completion of the Proposed Merger, including approval by Williams stockholders;

•	Whether WPZ will produce sufficient cash flows to provide the level of cash distributions we expect;

•	Whether Williams is able to pay current and expected levels of dividends;

•	Availability of supplies, market demand, and volatility of prices;

•	Inflation, interest rates, and fluctuation in foreign exchange rates and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•	The strength and financial resources of our competitors and the effects of competition;

•	Whether we are able to successfully identify, evaluate and execute investment opportunities;

•	Our ability to acquire new businesses and assets and successfully integrate those operations and assets into our existing businesses as well as successfully expand our facilities;

•	Development of alternative energy sources;

•	The impact of operational and developmental hazards and unforeseen interruptions;

•	The impact of existing and future laws (including, but not limited to, the Tax Cuts and Jobs Act of 2017), regulations (including, but not limited to, the FERC’s “Revised Policy Statement on Treatment of Income Taxes” in Docket No. PL17-1-000), the regulatory environment, environmental liabilities, and litigation, as well as our ability to obtain necessary permits and approvals, and achieve favorable rate proceeding outcomes;

•	Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers and counterparties;

•	Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally-recognized credit rating agencies and the availability and cost of capital;

•	The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•	Risks associated with weather and natural phenomena, including climate conditions;

•	Acts of terrorism, including cybersecurity threats and related disruptions;

•	Our ability to close the announced roll-up transaction with WPZ; and

•	Additional risks described in our filings with the SEC.

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this presentation. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Investors are urged to closely consider the disclosures and risk factors in Williams’ and WPZ’s annual reports on Form 10-K each filed with the SEC on February 22, 2018, and each of our respective quarterly reports on Form 10-Q available from our offices or websites at www.williams.com and investor.williams.com.